Exhibit 10.23

30 MINUTEMAN ROAD

ANDOVER, MASSACHUSETTS

LEASE

LANDLORD:	30 MINUTEMAN LIMITED PARTNERSHIP, a Massachusetts Limited Partnership

TENANT:	TRANSMEDICS, INC., a Delaware corporation

DATE:	June 25 , 2004

BUILDING NO.:	30

LEASE:	30a

18.4 No Release of Tenant	14
18.5 Additional Terms	14

19. MORTGAGEE PROTECTION.	16
19.1 Subordination and Attornment	16
19.2 Mortgagee’s Liability	16
19.3 Mortgagee’s Right to Cure	17

20. ESTOPPEL CERTIFICATES.	17

21. DEFAULT.	17

22. REMEDIES FOR DEFAULT.	17
22.1 General	17
22.2 Remedies Cumulative	19
22.3 Performance by Landlord	19
22.4 Post-Judgment Interest	19

23. BANKRUPTCY. [SEE EXHIBIT “F”]	20

24. GENERAL PROVISIONS.	20
24.1 Holding Over	20
24.2 Entry by Landlord	20
24.3 Brokers	20
24.4 Quiet Enjoyment	20
24.5 Security	20
24.6 Obligations; Successors; Recordation	21
24.7 Late Charges	21
24.8 Accord and Satisfaction	21
24.9 Prior Agreements; Amendments; Waiver	21
24.10 Representations; Inability to Perform	21
24.11 Legal Proceedings	21
24.12 Ownership; Invalidity; Remedies; Choice of Law	22
24.13 Expense; Consent	22
24.14 Presumptions; Exhibits; Submission; Net Lease	22
24.15 Cooperation	22
24.16 Notices	23
24.17 Letter of Credit	23
24.18 Other Defined Terms	24

25. HAZARDOUS SUBSTANCES.	25

EXHIBIT LIST

“A”	SITE PLAN OF PROJECT
“B”	[Intentionally Omitted]
“C”	WORKLETTER
“C-1”	LAYOUT OF PREMISES
“C-2”	TENANT ITEMS
“D”	BASE RENT
“E”	RULES AND REGULATIONS
“F”	BANKRUPTCY PROVISIONS (ARTICLE 23)
“G”	[Intentionally Omitted]
“H”	SNDA’S

ADDENDUM #1—EXTENSION OPTION

-ii-

LEASE

THIS LEASE, dated as of       June 25                    , 2004, is between 30 MINUTEMAN LIMITED PARTNERSHIP, a Massachusetts Limited Partnership (“Landlord”), and TRANSMEDICS, INC., a Delaware corporation (Tenant).

Landlord leases the Premises to Tenant and Tenant teases the Premises tram Landlord on the following terms and conditions:

1.	BASIC LEASE PROVISIONS.

1.1	Summary.

(a)      Premises: All of the leasable area in the Building. “Rentable Area” means 10,500 square feet, regardless of the actual size of the Premises.

(b)      Term: This Lease is tending and effective as of the date hereof, and the Lease term begins on the Rent Commencement Date and ends December 31,2014, unless terminated earlier or extended in accordance with this Lease,

(c)      Rent Commencement Date: When Landlord’s Work is deemed to have been substantially completed in accordance with the terms of this Lease, or when Tenant occupies fie Premises to conduct business, whichever is earlier. Tenant wilt promptly confirm the actual Rent Commencement Date in writing at Landlord’s request, but Tenants failure to do so will not affect the actual Rent Commencement Date,

(d)      Building: The building to be constructed on fie land in accordance with this Lease, to be known as 30 Minuteman Road.

(e)      Project: The land, and the Building and other improvements and appurtenances to be constructed in accordance with this Lease, which will be commonly known as 30 Minuteman Road, Andover, Massachusetts, as generally depicted on Exhibit “A.”

(f)      Base Rent (see Exhibit “D”).

(g)      Tenants Percentage: 100%,

(gg)    Lease Year As defined in Section 4

(h)      Letter of Credit: See Section 24,17

(i)      Use of Premises: As offices and for medically-related light assembly and testing of electronics and plastics (the “Devices”), and medically-related training and research aid development and other uses ancillary or incidental thereto, including, without limitation, use of a portion of the Premises as a show room for the Devices. Landlord acknowledges aid agrees that Tenant may install a “clean room” in the Premises for fie assembly of products aid its medically-related training and research aid development The Premises will not be used for manufacturing or retail sales. Animals (and animal parte or carcasses) and animal surgery will be permitted in the Premises, subject to the terms hereof,

(j)      Notice to Tenant (prior to the Rent Commencement Date):

600 West Cummings Park

Suite 3050

Woburn, Massachusetts 08108

Attn: Waleed H. Hassanein, M.D.

With a Copy to:

Piper Rudnick

One international Place

Boston, MA 02110

Attn: Barbara A. Trachtenberg

(k)      Notice to Landlord:

200 Minuteman limited Partnership

200 Minuteman Road

Andover, Massachusetts 01810

Attn: Martin Spagat

With a Copy to:

Brickstone Properties Incorporated

The Plaza at Continental Park

Suite 5252

2101 Rosecrans Avenue

El Segundo, California 90245-4742

Attn: John G. Baker, Esq.

(l)      Guarantor: None.

(m)    Tenant’s Broker: None

(n)     Certain Other Defined Terms: [See Section 24,18]

1.2      Conflict. If there is a conflict between this summary and fie rest of this Lease, toe rest of this Lease will control.

2.	CONSTRUCTION OF PREMISES.

(a)      Landlord will diligently perform “Landlord’s Work” and Tenant will diligently perform “Tenant’s Work” as described in the Workletter attached as Exhibit “C” in accordance with the Workletter and the rest of this Lease. Landlord’s Work will be deemed substantially completed even if Landlord has not completed “punch list” or other minor items. Tenant’s final punch list will be submitted to Landlord within fifteen (15) days after Landlord notifies Tenant that Landlord’s Work is substantially completed. Landlord will complete the approved punch list items within ninety (90) days after Tenant submits its written punch list to Landlord, except for those items that cannot reasonably be completed within that period (e.g., landscaping), and as to such items Landlord will continue to use commercially reasonable and diligent efforts to complete them. Substantial completion of Landlord’s Work will be deemed to have occurred on date as of which Landlord’s architect certifies in good faith that Landlord’s Work has been substantially completed in substantial conformance with the Final Plans and Specifications (as defined in Exhibit “C”) (or the date as of which such substantial completion reasonably would have occurred but for any Tenant Delays [as defined in Exhibit “C”] or Tenant’s Work for which Tenant is responsible which actually result in a delay in substantial completion) and the applicable governmental authorities have issued a temporary or final certificate of occupancy for the Premises {or the date as of which such a certificate of occupancy reasonably could have been issued but for any delays or Tenant’s Work for which Tenant is responsible).

(b)      [Intentionally Omitted]

(c)      (i)      “Building Permit” means a Building Permit issued by the Town of Andover or one of its agencies permitting Landlord or its Affiliates to build the Building substantially in accordance with this Lease or as may otherwise be approved in writing by Landlord and Tenant. If the Building Permit has not been issued on or before August 31, 2004, thereafter each party, as its sole right and remedy, will have the right to terminate this

Lease without liability to either party if it delivers unconditional written notice of termination to the other party on or before the date that the Building Permit is issued (the “Building Permit Issue Date”). Landlord will use diligent and commercially reasonable efforts to obtain the Building Permit by the date set forth above, but Landlord will not be required to file suit or bring any legal challenge or proceedings of any kind. If this Lease is so terminated, Landlord will return to Tenant any amounts paid by Tenant to Landlord under Section 2(c)(iii).

(ii)      [Intentionally Omitted]

(iii)     Exhibit “C-2” hereto describes certain items of work that otherwise would have been Tenant’s Work under Exhibit “C” but that Landlord has agreed to perform on Tenant’s behalf as part of Landlord’s Work (collectively, the “Tenant items”). The aggregate cost of the Tenant Items is agreed to be $322,900. Tenant will have the right, in its sole discretion, to substitute for, modify or delete the Tenant Items by written notice to Landlord given on or before June 24, 2004. Tenant Items not substituted for, modified or deleted in writing by that date will be deemed approved by Tenant. The Tenant Items as so substituted, modified or deleted as of June 24, 2004 are called the “Final Scope.” Landlord and Tenant will attempt to agree in writing on the cost of the Final Scope on or before June 24, 2004, and if they so agree, that amount will be deemed to be the “Tenant’s Contribution.” If for any reason Landlord and Tenant are unable to agree on Tenant’s Contribution by June 24, 2004, each party, as its sole right and remedy, will have the right to terminate this Lease without liability to either party if it delivers unconditional written notice of termination to the other party on or before the earlier of the date that both parties agree or July 1, 2004. If the parties cannot agree on the Tenant’s Contribution but this Lease is not so terminated, Landlord’s written determination of the amount of the Tenant’s Contribution will be deemed to be correct and binding on both parties. If the parties agree or are deemed to have agreed on the Tenant’s Contribution, Tenant will fund the entire amount to Landlord within fourteen (14) days after delivery of Landlord’s invoice for the amount of the Tenant’s Contribution, in addition to any other amounts payable by Tenant under this Lease. Landlord will hold the Tenant’s Contribution and will not apply it until the Building Permit Issue Date.

(d)      If neither party validly terminates this Lease under Section 2{c), when Landlord obtains the Building Permit it will use commercially reasonable and diligent efforts to substantially complete Landlord’s Work not later than during the month of January, 2005. If the Rent Commencement Date has not occurred on or before May 31, 2005 (subject to day-for-day extension for delays for which Tenant is responsible and/or force majeure), Tenant, as its sole right and remedy, will have the right to terminate this Lease if: Tenant does not default and Tenant delivers an unconditional written notice of termination to Landlord specifying a new termination date for the Lease that is not earlier than thirty (30) days thereafter; and the Rent Commencement Date has not occurred on or before that new termination date. If these conditions are satisfied, the Lease will terminate without liability to either party as of that new termination date, and Landlord will return to Tenant any amounts paid by Tenant to Landlord under Section 2(c)(iii). However, if the Rent Commencement Date occurs before the new termination date, Tenant’s termination notice will be deemed null and void and this Lease will continue in full force and effect. At Tenant’s written request from time to time, Landlord will provide periodic updates on the status of and schedule for obtaining the Building Permit and performing Landlord’s Work.

3.	POSSESSION AND SURRENDER OF PREMISES.

When this Lease expires or otherwise terminates, Tenant will remove all of its signs, movable trade fixtures and equipment, inventory and other personal property owned by Tenant or its Affiliates (“Tenant’s Property”). Tenant’s Property remaining after termination will be deemed abandoned and Landlord may keep, sell, destroy or dispose of it without incurring any Liabilities to Tenant or its Affiliates. Notwithstanding anything to the contrary, Tenant will not remove, lease, finance, subject to a security interest or otherwise encumber or Transfer, or damage, any other items that are attached to the Premises or areas of the Building or realty in such a manner that they are deemed to be “fixtures” under applicable Laws or that are attached in such a manner that their removal would cause substantial damage to or adversely affect the proper and continuing functioning of the Building or its Systems or Equipment. However, notwithstanding the foregoing to the contrary, Tenant will remove those items at the end of the Lease term to the extent that Landlord specifies removal in any written consent to alterations or installation given by Landlord. Tenant will repair all damage caused by such removal or Tenant’s occupancy {reasonable wear and tear and casualty damage excepted) and surrender the Premises broom clean and otherwise in the same condition as on the Rent Commencement Date and as improved in accordance with this Lease (reasonable wear and tear and casualty damage excepted), unless such requirement is specifically waived in writing by Landlord.

4.	TERM.

(a)      Subject to Addendum #1, the term of this Lease is as set forth in Section 1.1(b). A “Lease Year” is a period of twelve (12) consecutive calendar months during the Lease term, starting with the Rent Commencement Date. However, the first Lease Year is the first twelve (12) full calendar months plus the partial month (if any) after the Rent Commencement Date if the Rent Commencement Date is not the first day of the month, and the last Lease Year may be less than twelve (12) months if the expiration or termination date of this Lease is not the last day of a Lease Year.

5.	RENT.

Tenant will pay the base rent as shown in Exhibit “D” in equal monthly installments in advance beginning as of the Rent Commencement Date and thereafter on the first day of each month during the term, prorated for any portion of a month. The term “rent” includes base rent, additional rent and all other amounts to be paid by Tenant under this Lease, whether or not specifically described as rent. All rent will be paid to Landlord without demand, deduction, counterclaim or offset of any type in good funds and lawful U.S. legal tender at The Plaza at Continental Park, Suite 5252, 2101 Rosecrans Avenue, El Segundo, California 90245-4742, Attn: Accounting Dept., or to such other person or place as Landlord may from time to time designate.

6.	TAXES.

6.1      Definition of Taxes. “Taxes” means all taxes, assessments, levies, charges and fees imposed against, for or in connection with all or any portion of: the Project; the use, ownership, leasing, occupancy, operation, management, repair, maintenance, demolition or improvement of the Project; Landlord’s right to receive, or the receipt of, rent, profit or income from the Project; improvements, utilities and services, whether because of special assessment districts or otherwise; the value of Landlord’s interest in the Project; a reassessment due to any change in ownership or other transfer of all or any portion of the Project or an interest therein; and fixtures, equipment and other real or personal property used in connection with the Project. Taxes also include, without limitation, capital and value-added taxes, penalties, interest and costs incurred in contesting taxes (subject to the rest of this Section 6.1), and any charges or taxes in addition to, in substitution or in lieu of, partially or totally, any taxes or charges previously included within this definition, including taxes or charges completely unforeseen by the parties and collected from whatever source. Taxes do not include: Landlord’s federal or state net income (including capital gains), franchise, excise, inheritance, deed stamp, transfer, gift or estate taxes, nor will they include penalties or interest unless Tenant fails to pay its share of Taxes as and when required.

6.2      Payment of Taxes. Subject to Article 8: starting as of the Rent Commencement Date, Tenant will pay its Tenant’s Percentage of Taxes directly to Landlord as additional rent within thirty (30) days after delivery of Landlord’s bills from time to time.

6.3      Tenant’s Taxes. Tenant will pay before delinquency all taxes assessments, license fees and charges levied, assessed or imposed on Tenant, Tenant’s business operations and Tenant’s Property and will indemnify and hold Landlord harmless therefrom.

7.	OPERATING COSTS.

7.1      Definition of Operating Costs. “Operating Costs” are all costs and expenses incurred in connection with the Project and its ownership, operation, management, maintenance, repair, replacement and improvement, including, without limitation, costs for: services, costs and utilities not otherwise directly paid or reimbursed by tenants; materials, supplies and equipment to the extent used for the Project; insurance deductibles, premiums and costs; wages and payroll, including bonuses, fringe benefits, workers compensation and payroll taxes; professional and consulting fees; management fees equal to 3.5% of the annual gross revenues generated by the Project (including for example all rent and proceeds paid by tenants in the Project and security deposits applied by Landlord, but excluding interest and insurance proceeds, except insurance proceeds that are meant to compensate for rent, such as proceeds from rental loss insurance), or if no managing agent is retained, an amount in lieu thereof not in excess of such amount; complying with any Laws and insurance requirements; an annual audit of Landlord’s books and records relating to the Project and the preparation of Landlord’s annual financial statements (but not its tax returns); and snowplowing and landscaping. Operating Costs do not include: Taxes or the exclusions therefrom; depreciation; Landlord’s loan fees, points, debt service or ground (ease payments or costs incurred in negotiating any of the underlying documents in connection therewith; brokerage commissions, advertising or other marketing expenses; payments to affiliates of Landlord for goods and/or services in excess of what would be paid to non-affiliated parties for such goods and/or services in an arm’s length transaction; tenant allowances, inducements or workletter costs or any other costs incurred for the construction of new leasable area in the Project, the construction of structured parking facilities, or the construction or installation of tenant improvements; costs of negotiating or enforcing leases; free rent, rent abatements or similar inducements offered by Landlord to obtain tenants; expenses for repairs or maintenance to the extent reimbursed by warranties, guaranties, service contracts or insurance proceeds; costs for the replacement (as opposed to maintenance and repair) of basic structural members in the Building; costs to defend Landlord’s title to or interest in the Project; costs to influence prospective legislation; janitorial services provided for a tenant’s leased premises; and costs directly paid or specifically reimbursed by tenants in the Project (other than by an allocation of Operating Costs), such as separately metered electricity payable directly by a tenant to the utility company. If and to the extent that a cost otherwise permitted as an Operating Cost is not incurred solely for the Project, it will be reasonably pro rated by Landlord.

7.2      Payment of Operating Costs. Subject to Article 8: starting as of the Rent Commencement Date, Tenant will pay its Tenant’s Percentage of Operating Costs directly to Landlord as additional rent within thirty (30) days after delivery of Landlord’s bills from time to time.

7.3      Determining Operating Costs. [Intentionally Omitted]

7.4      Audit Right. At least by April 15th after the end of each calendar year during the term, Landlord will deliver to Tenant a reconciliation of the actual Operating Costs incurred for that calendar year (if Tenant does not receive such a reconciliation by that date then it will notify Landlord in writing, and Landlord will deliver such a reconciliation with twenty (20) days thereafter). Tenant will have the right at its sole cost to audit, with an independent certified public accountant, once during each twelve (12)-month period during the term, the Operating Costs charged to Tenant for the prior calendar year, provided that Tenant delivers written notice to Landlord within six (6) months after receipt of the annual statement of Operating Costs for that calendar year, and has paid the amount of that statement and is not in default. The auditors must be compensated on an hourly basis for time spent and not pursuant to a “contingent fee” arrangement of any type. This audit will take place at the Project during Landlord’s normal business hours on at least fourteen (14) days’ prior written notice, in a manner that will not unreasonably disrupt Landlord’s business operations, and for a period not to exceed fourteen (14) business days. Landlord will not be required to provide analyses or comparisons for Tenant, but will on request cooperate with the auditors by providing, to the extent in Landlord’s possession, line item breakdowns of the Operating Costs disputed by Tenant in its notice to Landlord and the invoices therefor, and permitting Tenant’s auditors to copy such items at their sole cost. Tenant agrees to keep strictly confidential the results of its audits and any information obtained in connection therewith, as well as any claims, negotiations, proceedings or settlements with Landlord, and will cause its auditors and other Affiliates to comply with these confidentiality requirements. As a condition to conducting an audit or any other review, Landlord may require Tenant and its auditors and other Affiliates to sign and deliver confidentiality agreements for this purpose. If an error has been made in the billing of Operating Costs, whether in favor of Landlord or Tenant, the sole right and remedy of the parties will be to adjust the amount of the discrepancy in cash within thirty (30) days (and if Landlord owes amounts to Tenant Landlord may, at its option, credit those amounts against the rent next due from Tenant, to the extent that rent is due). Notwithstanding anything to the contrary, in addition to the reimbursement described in the preceding sentence, in the event that Tenant’s audit reveals that Operating Costs charged by Landlord to Tenant for the calendar year exceeded the actual Operating Costs that should have been charged to Tenant for that calendar year by ten percent (10%) or more, and if in fact Tenant’s audit is accurate, Landlord shall reimburse Tenant for the costs of the audit, not to exceed Four Thousand Dollars ($4,000). lf Tenant chooses not to request such an audit within the six (6)-month period described above, the annual statement and the amounts required to be paid thereunder will be considered final and binding on Tenant in all respects, except for intentional fraud by Landlord.

8.	MONTHLY PAYMENT OF TAXES AND OPERATING COSTS.

At any time and from time to time, and subject to later change, Landlord may elect to have Tenant pay Tenant’s share of Taxes and Operating Costs (or either of them) in equal monthly installments in advance on the first of each month, based on amounts reasonably estimated by Landlord (as revised from time to time). If these estimated monthly payments are required, after the end of each tax fiscal year, Lease Year or other relevant periods selected by Landlord, Landlord will deliver to Tenant a statement of the actual amounts due for the period. Any additional amounts due from Tenant will be payable as additional rent within thirty (30) days after receipt of Landlord’s statement, and any overpayment by Tenant will be refunded by Landlord or, at Tenant’s option, deducted from the next monthly installments of rent due from Tenant. At any time or from time to time, Landlord may deliver a bill to Tenant for Tenant’s share of Taxes and/or Operating Costs (or specified portions thereof) that have been billed to Landlord for a particular period, and Tenant will pay the amount due to Landlord as additional rent within thirty (30) days after receipt of Landlord’s bill. Tenant will receive a credit for any estimated monthly payments or other payments for such charges already paid by Tenant for the period covered by that bill.

9.	INSURANCE.

9.1      Tenant’s Insurance; Waiver of Subrogation.

(a)      Starting before the date (the “Insurance Date”) that Tenant or its contractors or other Affiliates first enter the Project to perform any work, and continuing until the end of the term, Tenant will maintain at its cost:

(i)      Commercial general liability insurance (ISO Form CG 00 01 07 98, or an equivalent occurrence basis policy form satisfactory to Landlord), with contractual liability, cross-liability and fire legal liability endorsements, protecting against claims and liabilities for personal, bodily and other injuries, death and property loss or damage including, without limitation, broad form property damage insurance, automobile and personal injury coverage. This insurance also will insure Tenant’s indemnities. The amount of this insurance will not be less than Five Million Dollars ($5,000,000) combined single limit for each occurrence. If this policy includes a “general aggregate” limit, the limit will be at least twice the combined single limit per occurrence and will apply on a “per location” basis.

(ii)      “All risk” casualty insurance, covering all of Tenant’s Work, Tenant’s Property and all Alterations made by or for the benefit of Tenant that are not fixtures belonging to Landlord. This insurance will be for full replacement value.

(iii)      Loss of income and business interruption insurance in an amount that will reimburse Tenant for direct and indirect loss of six (6) months of earnings and other costs attributable to all perils commonly insured against by prudent Tenants in the greater Boston area or attributable to prevention of access to the Premises or to the Building as a result of such perils.

(iv)      Employer’s liability insurance of not less than One Million Dollars ($1,000,000), and worker’s compensation insurance in statutory limits.

(v)      If not already provided under one of Tenant’s policies mentioned above, Builder’s Risk insurance (completed value form) for work required of or permitted to be made by Tenant. The amount of this insurance will be reasonably satisfactory to Landlord and must be obtained before any work is begun.

(b)      The initial amounts of commercial general liability insurance and employer’s liability insurance described above will be subject to reasonable periodic increase and endorsement (but not more often than annually) based on inflation, increased liability awards and other relevant factors, as reasonably determined by Landlord.

(c)      All policies of insurance carried by Tenant must: name Landlord and its designees as additional insureds pursuant to ISO Form 2026 or its equivalent acceptable to Landlord, without modification; contain a waiver by the insurer of any right to subrogation against Landlord and its Affiliates; be written on an “occurrence” basis; be from insurers in good standing and licensed to do business in Massachusetts with a Best’s Key Rating of at least A X; contain deductibles not in excess of $5,000 (and all deductibles will be paid and assumed by Tenant); be endorsed to be primary to alt insurance of Landlord and its Affiliates, which will be excess and non-contributing; and

state that the insurers will not cancel, fait to renew or modify the coverage without first giving Landlord and any other additional insureds at least thirty (30) days’ prior written notice.

(d)      Tenant will supply copies of each paid-up policy or a certificate from the insurer certifying that the policy has been issued and showing coverages and limits that comply with all of the terms of this Article. The policies or certificates will be delivered to Landlord prior to the Insurance Date and renewals provided not less than thirty (30) days before the expiration of the coverage. Landlord always may inspect and copy any of the policies. Tenant waives subrogation and any right to claim or recover against Landlord or its Affiliates for Liabilities in connection with any damage, toss or liability due to a peril covered under the casualty (and similar) insurance policies required to be or actually maintained by Tenant. Tenant may provide this insurance pursuant to “blanket” policies, provided that the coverage required hereunder is not reduced in any manner.

(e)      Tenant and its Affiliates will not undertake, fail to undertake or permit any acts or omissions which will in any way increase the cost of, violate, void or make voidable all or any portion of any insurance policies maintained by Landlord, unless Landlord gives its specific written consent and Tenant pays all increased costs directly to Landlord on demand.

9.2      Landlord’s Insurance; Waiver of Subrogation. To the extent reasonably commercially available, Landlord will maintain casualty insurance of at least 95% of the full replacement cost of the Building (and Landlord may exclude foundations, footings, below-grade space, any historic items or structures and improvements covered by the insurance of other tenants), commercial general public liability insurance (Broad Form or the functional equivalent) of at least Ten Million Dollars ($10,000,000), and other insurance policies (including, without limitation, rental loss insurance policies covering at least six (6) months of rent), all in such amounts (except as may be specified above), with deductibles (not materially in excess of commercially reasonable amounts) and providing protection against such perils as Landlord determines to be necessary in its sole discretion. All losses on all policies maintained pursuant to this Article will be settled in Landlord’s name (or as otherwise designated by Landlord) and proceeds will belong and be paid to or at the direction of Landlord. Landlord hereby waives subrogation and any right to claim or recover against Tenant or its Affiliates for Liabilities in connection with any damage, loss or liability due to a peril covered under the casualty (and similar) insurance policies required to be or actually maintained by Landlord. Landlord makes no representations or warranties as to the adequacy of any insurance to protect Landlord’s or Tenant’s interests.

10.	UTILITIES.

Tenant will pay when due to the furnishing parties all fees and costs for utility services furnished to the Premises and the rest of the Project, including, without limitation, telephone, electricity (including, without limitation, electricity for any heat pump(s) or other portion of the HVAC Systems and Equipment), sewer, water and gas furnished). Landlord will install meters, submeters or Intellimeters to the extent provided in Exhibit “C” if a utility or service is not payable directly by Tenant to the utility provider, Tenant will pay all of such costs directly to Landlord as additional rent within thirty (30) days after receipt of Landlord’s bills from time to time. Landlord is not responsible for any Liabilities incurred by Tenant or Tenant’s Affiliates nor may Tenant abate rent, terminate this Lease or pursue any other right or remedy against Landlord or Landlord’s Affiliates as a result of any malfunction, failure to restore, interruption or suspension of any utilities, services or associated Systems and Equipment, except as set forth in the next sentence. If there is an interruption in utility service directly caused by Landlord’s negligence or willful misconduct that is not otherwise addressed by the terms of Article 16 and that renders the Premises untenantable for more than two (2) consecutive business days, then the terms of Sections 16.2 and 16.3 will apply as if the interruption were a casualty, and rent will abate in accordance with Section 16.3 until service is restored. Landlord specifically retains (and if necessary Tenant hereby grants to Landlord) the sole and exclusive right to determine the electricity and other utility provider(s) for the Premises and the rest of the Project. Subject to the foregoing, force majeure, and the performance of repairs and maintenance, Tenant will have the right to access the HVAC Systems and Equipment 24 hours per day, seven days per week during the Lease term.

11.	USE OF PREMISES.

Tenant will:

(a)      Operate its business in a manner customary to and compatible with first class office and research and development buildings and not permit any objectionable or unreasonable noises, vibrations, odors or fumes in or to emanate from the Premises, nor commit or permit any waste, improper, immoral or offensive use of the Premises, any public or private nuisance or anything that disturbs the quiet enjoyment of the other tenants, licensees, occupants or customers of the Project, and use and occupy the Premises throughout the term and only for the purposes described in Section 1.1 (i), but for no other purpose. All deliveries and pickups must be conducted at times and in the manner reasonably prescribed by Landlord, and only in those loading docks or areas reasonably specified by Landlord. All trash and waste products must be stored, discharged, processed and removed in the manner reasonably prescribed by Landlord and in accordance with applicable Laws, and so as not to be visible to other tenants or create any health or fire hazard. Without limiting the generality of the rest of this Section 11 or this Lease, Tenant wilt at its expense deliver, transport, house, handle, maintain, feed, treat, process and perform procedures on animals, and dispose of animal parts or carcasses or animal-related waste products, in a manner that complies fully with all applicable Laws and the most current applicable standards promulgated by the American Association for Accreditation of Laboratory Animal Care and the Institutional Animal Care and Use Committee and their successors, is not visible or audible to other tenants or occupants in the rest of Minuteman Park. In order to comply with the foregoing, Tenant will at its expense cause all animals and animal parts or carcasses to be transported in containers and vehicles that do not disclose that they carry such cargo, and will enclose and if necessary soundproof the loading dock areas in a commercially reasonable manner (and other areas, if reasonably necessary), and schedule deliveries and pickups of animals and animal parts or carcasses before or after business hours. Tenant will not have more than fifteen (15) animals in the Building at any time, and at no time will live animals be permitted in the Project outside of the Building.

(b)      Install only window coverings and treatments approved by Landlord (building standard window coverings are hereby approved) and, once installed, keep them sufficiently closed to shield from outside view any rooms, machinery or other equipment that Landlord reasonably determines is unsightly or inconsistent with that portion of the Project. Tenant will vent and drain only in a manner mutually agreed on by Tenant and Landlord.

(c)      Not: permit any coin or token operated vending, video, pinball, gaming or other mechanical devices on the Premises, except for telephones and vending machines solely for use by Tenant’s employees; sell lottery or raffle tickets; operate a restaurant; engage in the business of banking or selling or purchasing securities; permit diplomatic, governmental or quasi-governmental agencies to occupy the Premises; use the Premises for retail or wholesale sales purposes, or as doctors’ offices (other than for the training of doctors or medical personnel), or as living or sleeping quarters; store, sell or distribute obscene, graphic, sexually-explicit, lewd or pornographic materials (as reasonably determined in Landlord’s judgment) or engage in related businesses in or from the Premises; or conduct any auction, or any distress, fire, bankruptcy or going out of business sale; or engage in retail sales. Notwithstanding the foregoing, Tenant may use a portion of the Premises as a show room for the Devices.

(d)      Comply with: Laws and insurance requirements affecting the Premises, the Project or any use and occupancy thereof (including, without limitation, making required improvements to the Premises, but not any modifications or improvements to the base-building life-safety system or the Building structure unless required because of Tenant’s specific use or manner of use of the Premises); and Landlord’s rules and regulations and reasonable changes thereto that do not materially adversely affect Tenant’s access to or use of the Premises in accordance with this Lease. Tenant will, at its expense, obtain and maintain all licenses, permits and approvals necessary to conduct its business in accordance with applicable Laws (and will conduct its business in accordance with applicable Laws as described herein and above), specifically including, without limitation, those required in connection with the delivery, transportation, housing, handling, maintenance, treatment, care and feeding of animals, procedures performed on animals, and the processing and disposal of animal parts or carcasses or animal-related waste products, including biological and chemical waste and hazardous substances if ever generated, but none of those licenses, permits, approvals or variances will be binding on or in any way affect or restrict Landlord, any other tenants in the Project or the Project itself.

(e)      If it wishes, at its expense: install signs or lettering on the entry doors to the Premises identifying its tenancy in the manner customary to first-class office buildings and on a monument provided by Landlord outside the Building. Tenant will conform to standards established by Landlord from time to time for these signs or lettering and submit for Landlord’s prior approval a plan or sketch of Tenant’s proposed sign or lettering together with a list of materials and specifications and the proposed manner of attachment. AH other signs, lettering, awnings, canopies or other decorations require Landlord’s prior written approval.

(f)      Not use any advertising or other media or other device which can be heard or experienced outside the Premises (except as permitted in subparagraph (e) above), including without limitation, lights or audio or visual devices. Tenant will not distribute handbills or advertising, promotional or other materials anywhere in the Project or solicit business in the Project other than within its own Premises.

12.	MAINTENANCE AND REPAIRS.

12.1      Landlord’s Obligations. Landlord will provide snowplowing, landscaping, and cause to be repaired and maintained the Outside Area, the exterior of the Building, the roof, floor and load-bearing and exterior walls and glass of the Building (but not the interior surfaces, and Tenant will be responsible if it breaks the glass), the floor slab, the foundation, the steel frame of the Building, gutters, and downspouts. However, Tenant will be responsible for at! repairs and maintenance resulting from Tenant’s Alterations or the negligent or intentional acts or omissions of Tenant or its Affiliates and, in accordance with Section 12.2, repairs and maintenance of the Systems and Equipment even if they are in the Outside Area. Landlord will make its repairs in a good and workmanlike manner and in compliance with applicable Laws, and within a reasonable time following Tenant’s notification that the repairs are required, and Landlord will attempt in good faith not to disturb the conduct of Tenant’s business more than is reasonably necessary under the circumstances. Landlord’s obligations are subject to the provisions of Articles 16 and 17 and the rest of this Lease.

12.2      Tenant’s Obligations. Except for Landlord’s obligations in Section 12.1, Tenant will clean, maintain and repair the Premises and all of the Systems and Equipment serving the Premises and/or the rest of the Project (including, without limitation, life safety, security, HVAC, electrical, plumbing, sanitary sewer, water, telecommunications, any backup power or and other Systems and Equipment), and keep those Systems and Equipment and the Premises in good order and condition, including, without limitation, Tenant’s Property, all doors, window treatments, wall coverings, floor coverings, non-structural portions of the ceiling, floor and walls (unless otherwise requested by Landlord), Tenant will maintain maintenance contracts with licensed contractors reasonably approved by Landlord to provide for the periodic maintenance and repair of these items. At Landlord’s written election, and on at least fifteen (15) days’ prior notice (although Landlord wilt not be required to give any prior notice if it believes in good faith that there Is an emergency), if Tenant fails to perform periodic or other maintenance as required, in addition to any other rights and remedies, on prior written notice to Tenant Landlord may engage the contractor(s) and bill and collect from Tenant the reasonable cost thereof. Tenant will make its repairs in a good and workmanlike manner and in compliance with applicable Laws. Tenant’s obligations are subject to the provisions of Articles 16 and 17 and the rest of this Lease.

13.	ALTERATIONS.

13.1      Landlord’s Consent. “Alterations” means Tenant’s alterations, additions, improvements, remodeling, repainting, decorations or other changes, but do not include Tenant’s Work, which will be governed by Exhibit “C” of this Lease. Tenant may make nonstructural Alterations to the interior of the Premises without Landlord’s consent as long as the Alterations comply otherwise comply with the terms of this Lease and do not: affect the windows, the exterior of the Building, or any portion of the Building or the rest of the Project outside of the Premises; affect the strength, structural integrity or load-bearing capacity of any portion of the Building; adversely affect the Systems and Equipment or materially increase Tenant’s usage; require Landlord to pay for or perform any work or cause it to be in violation of any applicable Laws as a result thereof; or, in Landlord’s reasonable judgment, cost more than a total of Five Dollars ($5.00) per square foot of Rentable Area in the Premises in any Lease Year when combined with the cost of other Alterations made in that Lease Year (this monetary limitation will not apply with respect to the initial Alterations contemplated by Tenant for its occupancy of the Premises). All other Alterations require Landlord’s prior written consent, but if Alterations proposed by Tenant otherwise comply with this Section 13 and the rest of this Lease but do not comply with the monetary limitation above, Landlord will not unreasonably withhold or delay its written consent Whether or not Landlord’s consent is required, Alterations are subject to the rest of this Article.

13.2      Notice. Tenant will notify Landlord not less than fifteen (15) days before beginning any Alterations. Together with Tenant’s notice, Tenant will give Landlord copies of the necessary permits and approvals and, if Landlord deems it necessary, plans and specifications for the Alterations (but not for minor, non-structural Alterations such as wall coverings, wall hangings, built-in cabinetry, movable partitions and painting). Landlord’s review or approval of Tenant’s plans and specifications is solely for Landlord’s benefit and will not be considered a representation or warranty to Tenant as to safety, adequacy, efficiency, compliance with Laws or any other matter, or a waiver of any of Tenant’s obligations. Except for items of Tenant’s Property, ail Alterations will be deemed Landlord’s property and part of the realty, and will be surrendered with the Premises at the end of this Lease, unless otherwise requested by Landlord within thirty (30) days after receiving Tenant’s written notice of the Alteration. However, except as set forth in Article 3, if Landlord specifically agrees in writing at the time Landlord consents to an Alteration, Tenant will not be obligated to remove that Alteration at the end of this Lease.

13.3      Compliance with Laws. Alterations will comply in all respects with this Lease and applicable Laws and insurance requirements. Alterations will be done in a manner customary to first-class office and research and development buildings and equivalent to the fit, finish and specifications of the rest of the Building, using first quality materials, and so as not to materially interfere in any way with Landlord or any other tenant in the Project, cause labor disputes, disharmony or delay, or impose any Liabilities on Landlord. Alterations will be performed only by experienced, licensed and bonded contractors and subcontractors approved in writing by Landlord, which approval will not be unreasonably withheld or delayed. Tenant will cause its contractors and subcontractors to carry commercial general liability insurance with the same attributes and subject to the same requirements as those set forth in Section 9.1(a)(i), in the amount of at least One Million Dollars ($1,000,000) combined single limit for each occurrence (subject to reasonable increase during the term at Landlord’s request), naming Landlord and its designees as additional insureds, employer’s liability insurance of at least $1,000,000, and workmen’s compensation insurance in statutory limits.

13.4      Liens. Tenant will pay when due all claims for labor, materials and services claimed to be furnished for Tenant or Tenant’s Affiliates or for their benefit. Tenant will keep the Premises (and the fixtures therein), the Project, (and title thereto) and the rest of Landlord’s personal property and fixtures (and title thereto) free from ail claims, liens, security interests and encumbrances resulting from Tenant’s acts, omissions, agreements, and all claims for labor, materials or services claimed to have been furnished for Tenant or Tenant’s Affiliates or for their benefit (“Liens”). Tenant will indemnify Landlord for, and hold Landlord harmless from, all Liens, the removal of all Liens and any related actions or proceedings, and all Liabilities incurred by Landlord in connection therewith. NOTICE IS HEREBY GIVEN TO ALL PERSONS FURNISHING LABOR OR MATERIALS TO TENANT THAT NO MECHANICS’, MATERIALMEN’S OR OTHER LIENS SOUGHT ON THE PREMISES WILL IN ANY MANNER AFFECT LANDLORD’S RIGHT, TITLE OR INTEREST.

13.5      Labor Harmony. Tenant will not, directly or indirectly, employ or permit the employment of any contractor, shipper, mechanic or laborer or permit any items or materials to be brought into the Premises or the rest of the Project, if it would create any work slow down, sabotage, strike, wild-cat strike, picketing or jurisdictional dispute, or would in any way disturb the peaceful and harmonious operation, management, maintenance, cleaning, security or improvement of the Project or Minuteman Park or any part thereof (in any case, a “Labor/Disturbance Incident”). Tenant will be solely responsible for all Liabilities resulting from any such Labor/Disturbance Incident, and, without limiting any other rights and remedies of Landlord, upon demand of Landlord Tenant at its cost immediately will cause all contractors, shippers, mechanics, laborers, items or materials that are the subject or cause of such Labor/Disturbance Incident to be removed from the Project.

14.	INDEMNITY; SATISFACTION OF REMEDIES.

14.1      Indemnification. In addition to any other indemnities in this Lease, Tenant will indemnify Landlord for and hold Landlord harmless from Liabilities arising from or In connection with: acts or omissions of Tenant or its Affiliates, or the conduct of Tenant’s business, or injuries, death or damage occurring in or on the Project; Tenant’s breach of or default under this Lease; claims made by Tenant’s Affiliates against Landlord if Tenant has waived those claims in this Lease or Landlord would not be responsible to Tenant for such claims if such claims were made by Tenant in accordance with this Lease; and claims by Tenant’s Affiliates or other persons if Landlord declines to consent to any act, event or document requiring Landlord’s consent under this Lease (although, subject to the terms of this Lease, this will not prevent Tenant from making its own claim solely for its own benefit and on its own behalf if Landlord declines to consent where Landlord is required to consent under the terms of this Lease). Notwithstanding the foregoing, Tenant will not be required to indemnify Landlord for Liabilities to the extent that they arise from the negligence or willful misconduct of Landlord in breach of this Lease (and Tenant will bear the burden of proof as to the cause of such Liabilities).

14.2      Damage to Persons or Property. Subject to the rest of this Section and the rest of this Lease, Landlord will be liable for damages if and to the extent directly caused by its own negligence or willful misconduct in breach of this Lease, but Landlord will not be liable for any special, indirect, consequential, punitive or similar damages (including, without limitation, any loss of use or revenue by Tenant or any other person) under any circumstances, or for any Liabilities arising from or in connection with: acts or omissions of Tenant, any third parties, or their Affiliates, including, without limitation, burglary, vandalism, theft, or other criminal or illegal activity; war, terrorism, riot, force majeure, civil disturbance or executive or governmental or quasi-governmental order or directive; explosion, fire, steam, electricity, gas, mud, snow, hail, ice, water, rain, seepage, leakage, condensation, flood, wind, lightning, or otherwise by reason of the elements; pollution, contamination, mold, hazardous substances, motor vehicles or any casualties; breakage, cracking, leakage, malfunction, obstruction or other defects in Systems and Equipment or the roof, walls, floors, surfaces or structure, or of any services or utilities; any work, demolition, maintenance or repairs permitted under this Lease; any exercise of Landlord’s rights under any Laws or under this Lease, including any entry by Landlord or Its Affiliates on the Premises in accordance with this Lease; or any of the matters described in Section 24.5. Tenant and Tenant’s Affiliates assume the risk of all of these Liabilities and waive all claims against Landlord in connection therewith. Tenant also waives any Laws or rights that would permit Tenant to terminate this Lease (except as and if specifically set forth in this Lease), perform repairs or maintenance in lieu of Landlord (or on Landlord’s behalf), or offset or withhold any amounts due because of damage to or destruction of the Premises, any repairs or maintenance, or for any other reason (abatements of rent if and to the extent specifically permitted under this Lease will not be deemed to be an offset or withholding by Tenant). The foregoing is not meant to alter Landlord’s obligations to repair, maintain or rebuild to the extent Landlord is otherwise specifically required to do so by the other terms of this Lease. Tenant promptly will notify Landlord of any damage or injury to persons or property and any events which could be anticipated to give rise to any of the foregoing Liabilities. Notwithstanding anything to the contrary in this Lease or elsewhere, Landlord and its Affiliates will have no Liabilities of any type with respect to Tenant’s Property and any other property owned by Tenant or its Affiliates, and all of such Liabilities are hereby waived by Tenant These exculpations of Landlord and all of Tenant’s waivers in this Lease will apply to all of Tenant’s Affiliates to the greatest extent possible. If and to the extent that these exculpations and waivers do not apply directly to Tenant’s Affiliates because they have not signed this Lease, Tenant will indemnify Landlord for and hold Landlord free and harmless from all Liabilities incurred by Landlord to or in connection with Tenant’s Affiliates as if they had signed this Lease and freely agreed to such waivers, subject to the last sentence of Section 14.1.

14.3      Satisfaction of Remedies. Notwithstanding anything in this Lease or elsewhere to the contrary: Tenant and its Affiliates wilt look solely to Landlord’s Interest in the Project (including its interest in any insurance proceeds payable with respect to the Project) to satisfy any claims, rights or remedies, and Landlord and its partners and their respective Affiliates (including any property managers), at every level of ownership and interest, have no personal or individual liability of any type, whether for breach of this Lease or their negligence or otherwise (and such Liabilities are hereby waived by Tenant), their assets will not be subject to lien or levy of any type, nor will they be named individually in any suits, actions or proceedings of any type.

15.	OUTSIDE AREA AND PARKING.

15.1      Outside Area. “Outside Area” means all areas and improvements within the Project that are outside of the Building. Tenant may use the Outside Area during the term of this Lease. Subject to the foregoing, Landlord reserves all rights in connection with the Outside Area, including, without limitation, the right to change, relocate, add to, improve or demolish portions of the land and/or improvements and the layout thereof and promulgate rules and regulations with respect thereto, limit the use of any portion of the Outside Area by Tenant or its Affiliates, and place certain portions of the Outside Area off limits to Tenant and its Affiliates, including, without limitation, janitorial, maintenance, equipment and storage areas, and entrances, and parking areas (specifically subject to Section 15.2 and the last sentence of this Section 15.1), Landlord reserves the space above hung ceilings, below the floor and within the walls of the Premises, and the right to install, relocate, remove, use, maintain, repair and replace Systems and Equipment within or serving the Premises or other parts of the Building or the Project, and in such cases Landlord will use commercially reasonable efforts avoid disturbing or interfering with the conduct of Tenant’s business more than is reasonably necessary under the circumstances. Except during emergencies or by reason of force majeure or necessary maintenance, repair or construction, Landlord’s exercise of the rights in this Article will not ever prevent Tenant from having access to or the use of the Premises or a loading dock or the base building HVAC provided by Landlord, all or which are granted 24 hours per day, seven days per week, but such exercise will not under any circumstances require Landlord to compensate Tenant in any way, result in any Liabilities to Landlord, entitle Tenant to abate rent, or reduce Tenant’s Lease obligations.

15.2     Parking.

(a)      During the term, Tenant may park thirty-five (35) of its passenger vehicles in assigned spaces or on a non-exclusive basis or a combination thereof, as determined by Landlord, in the areas designated by Landlord from time to time for Tenant’s parking (see Exhibit “A”). If Tenant does not use all of its parking spaces, Landlord may allow others to use those spaces at no charge, subject to Tenant’s right to promptly reclaim those spaces as and when legitimately needed for Tenant’s parking.

(b)      Tenant understands and agrees that Landlord wilt not be responsible for, and will not incur any Liabilities to Tenant or its Affiliates with respect to, and Tenant waives all claims against Landlord and its Affiliates in connection with and assumes the risk of, any acts or omissions occurring within the parking areas or any entrances and exits thereto or therefrom, Including, without limitation, any injuries, death, or loss or damage to cars or other property, and Tenant will not name Landlord or its Affiliates, or bring any actions of any kind against them, in connection therewith or as a result thereof,

(c)      Tenant may not sublease, assign or otherwise Transfer any parking rights except to a permitted assignee or sublessee as part of such permitted assignment or sublease. In addition to Landlord’s rights as set forth in Section 15.1, Landlord may: reasonably limit access to portions of the parking areas; change signs, lanes and the direction of traffic within the parking areas; change, eliminate or add parking spaces or areas devoted to parking; designate the area (or space) within which each authorized automobile may be parked and change any such designation from time to time; establish alternative means of identifying and controlling authorized parking; promulgate rules and regulations; construct additional and/or structured parking; and take any other actions deemed necessary by Landlord, provided that Tenant’s authorized parking spaces wit! not be reduced nor will Tenant be charged for parking over and above its share of Taxes and Operating Costs related thereto (although if Landlord ever builds structured parking it may condition the use of that facility on the payment of additional parking charges from Tenant, but if Tenant refuses to pay the additional charges it will not be required to park in that facility unless Landlord waives those additional charges),

16.	DAMAGE OR DESTRUCTION.

16.1     Repairs. Subject to the rest of this Article and the rest of this Lease, Landlord will repair damage to the Premises and the Project caused by casualties Insured against under the casualty policies that Landlord is required to maintain hereunder. However, Landlord is not obligated to repair damage for which Landlord has no liability under other provisions of this Lease (e.g., Tenant’s Property) or for improvements installed by or for the benefit of any other tenants. Except as may otherwise be required by then-applicable Laws, Landlord will attempt to restore the damaged portions to their prior condition, but Landlord is not required to undertake repairs unless insurance proceeds are available, spend more than the net insurance proceeds it actually receives and is permitted to retain (or would have received and been permitted to retain if Landlord had maintained the insurance policies it is required to maintain under Section 9.2) for any repair or replacement, or repair or replace any damage to Tenant’s Work, Tenant’s Property or fixtures or any Alterations. Landlord will begin repairs within a reasonable time after receiving notice of the damage, required building permits or licenses and the insurance proceeds payable on account of the damage.

16.2     Election to Terminate.

(a)      Landlord has the option either to repair the casualty damage, or terminate this Lease by delivering written notice within seventy-five (75) days after the damage occurs, if: the damage occurs during the last year of the term; or Tenant is in default; or the repairs would take more than one hundred eighty (180) days to complete or cost more than the insurance proceeds allocable to such repairs that Landlord reasonably determines it will receive; or the casualty damages more than fifty percent (50%) of: the Building; or the parking area.

(b)      Tenant also has the option to terminate this Lease by delivering written notice to Landlord if: the casualty damages the Premises or access thereto and thus renders the Premises untenantable, Landlord is required or elects to repair and the repairs that Landlord is required to make are not substantially completed within ten (10) months after the damage occurs (subject to extension of this period for up to an additional two [2] months for delays caused by force majeure); the damage was not caused by the acts or omissions of Tenant or its Affiliates and Tenant is not in default; and Tenant delivers its written termination notice to Landlord within thirty (30) days after the end of Landlord’s repair period and Landlord fails to substantially complete within thirty (30) days after receiving this notice. Under these circumstances, this Lease wilt terminate at the end of this latter thirty (30)-day period.

16.3     Abatement of Rent. Subject to Section 16.2, if the Premises or access thereto are damaged by casualty so as to render the Premises materially unusable for Tenant’s permitted use for more than two (2) consecutive business days, base rent and Tenant’s share of Taxes and Operating Costs will abate until Landlord has substantially completed the repairs it is required to perform and given Tenant access to the Premises, or Tenant reoccupies part of the Premises, or the Premises otherwise are rendered tenantable, whichever is earliest, if Tenant continues to occupy or reoccupies the Premises before substantial completion of these repairs but cannot occupy substantially all of the Premises because of these ongoing repairs, base rent and Tenant’s share of Taxes and Operating Costs will abate in proportion to the degree to which Tenant’s use of the Premises is impaired, as reasonably determined by Landlord. This rent abatement will not exceed the annual base rent that otherwise would have been payable by Tenant for the Lease Year in which damage occurs. The abatement of base rent and Tenant’s share of Taxes and Operating Costs described above, and Tenant’s rights under Section 16.2(b), are Tenant’s sole rights, remedies and compensation in connection with any damage, destruction or repairs.

17.	CONDEMNATION.

If all or any significant portion of the Premises are condemned, taken or appropriated by any public or quasi-public authority under the power of eminent domain, police power or otherwise, or if there is a sale in lieu thereof (“Condemned”), this Lease will terminate when title or possession is taken by the condemning authority or its designee. If:

(a)      A portion of the Premises is Condemned so that the Premises are thereby rendered materially unusable for Tenant’s use, either Landlord or Tenant may terminate this Lease when title or possession is taken by the condemning authority or its designee by delivering written notice to the other within fifteen (15) days thereafter. Landlord also may terminate this Lease if more than fifty percent (50%) of the parking area is Condemned.

(b)      Part of the Premises is Condemned and this Lease is not terminated, Landlord will attempt to make the necessary repairs so that, to the extent reasonably possible, the remaining part of the Premises will be a complete architectural unit. Otherwise, Landlord’s restoration will be conducted as described in Section 16.1, except that Landlord will not be required to begin repairs until a reasonable time after it receives any necessary building permits and substantially all of the proceeds of any awards granted for the Condemnation. After the date title or possession is taken by the condemning authority or its designees, base rent and Tenant’s share of Taxes and Operating Costs will be reduced in proportion to the area of the Premises Condemned.

All proceeds, income, rent, awards and interest in connection with any Condemnation will belong to Landlord, whether awarded as compensation for diminution of value to the leasehold improvements, or the unexpired portion of this Lease, or otherwise. Tenant waives all claims against Landlord and the condemning authority with respect thereto, although if this Lease is terminated as a result of a condemnation Tenant may assert a separate claim in a separate proceeding against the condemning authority for costs of relocation, provided that such claim and any award therefor will not reduce or otherwise affect Landlord’s award in any way.

18.	ASSIGNMENT AND SUBLETTING.

18.1     Landlord’s Consent Required. Subject to Section 18.3, Tenant will not, and does not have the right or power to, voluntarily, involuntarily or by operation of any Laws, sell, convey, mortgage, subject to a security interest, license, assign, sublet or otherwise transfer or encumber ail or any part of Tenant’s interest in this Lease or the Premises, or allow anyone other than Tenant’s employees to occupy the Premises (singularly or collectively, “Transfer”), without, first obtaining Landlord’s prior written consent in each case (except where consent is not required as specifically set forth in Section 18.5(c)) and complying with this Article and any attempt to do so without this consent and compliance will be null and void and a default, unless otherwise specifically elected by Landlord in writing.

18.2     Notice. Tenant will notify Landlord in writing at least fifteen (15) business days before any proposed or pending Transfer and will deliver to Landlord such information as Landlord may reasonably request in connection with the proposed or pending Transfer and the proposed Transferee, including, without limitation, a copy of the final executed Transfer documents (including, if applicable, a sublease that complies with the terms of this Article 18) (except that proposed Transfer documents may be delivered instead if the final executed documents are the same as the proposed documents delivered to Landlord in ail material respects in Landlord’s reasonable determination), certified current financial statements and balance sheets, a current Dun & Bradstreet report (if available), banking and accounting references and other relevant financial information for the proposed Transferee, and information as to the type of business and business experience of the proposed Transferee. All of this information must be suitably authenticated.

18.3     Reasonable Consent. Except as otherwise set forth in this Section 18, Landlord will not unreasonably withhold or delay its consent to an assignment or sublease by Tenant (and it will have at least fifteen (15) business days after delivery of the information required in Section 18,2), but Landlord may withhold its consent arbitrarily and in its sole discretion to any hypothecation, assignment for security purposes or other Transfer or to any requested assignment or sublease before Tenant has occupied and begun to conduct business in substantially all of the Premises, has confirmed in writing the correct Rent Commencement Dates and that it has accepted the Premises and Landlord’s Work in ail respects, and Tenant has paid its first full month’s rent for the Premises. Tenant agrees that Landlord’s withholding of consent to a proposed sublease or assignment will be deemed reasonable if Tenant is in default or any of the other terms and conditions of this Article have not been complied with, or if any of the following conditions are not satisfied: (a) the Transfer does not violate any terms of this Lease, the subtenant or assignee will use the Premises only for the uses permitted in Section 1.1 (i) and otherwise in accordance with this Lease and such use will not increase the risk of possible contamination by hazardous substances in Landlord’s reasonable judgment; (b) the subtenant or assignee is as reputable and creditworthy as Tenant and has the independent financial ability to perform the obligations of Tenant under this Lease (if the Transferee is an assignee) or its obligations under its sublease (if the Transferee is a sublessee) without undue financial burden in Landlord’s reasonable judgment/and neither it nor its predecessors in interest is then subject to a bankruptcy or reorganization, or then has a receiver appointed to manage its affairs or in connection with any of its assets, or has been subject to material criminal judgments, sanctions, consent decrees or similar actions by the SEC or other governmental or quasi-governmental authorities; (c) the rent per square foot proposed to be payable by the Transferee is at least 85% of the rent then currently charged by Landlord for comparable space in the Project or under this Lease, whichever is greater; (d) if the Transfer is a sublease it must prohibit the Transferee and Tenant from exercising any right to extend, renew or lease additional space or exercising similar rights under this Lease; (e) Landlord’s Mortgagees consent (if their consent is required); and (f) there will be no more than one sublease of the Premises and such sublease will be for the entire Premises. These conditions are not exclusive and Landlord may consider other factors reasonably deemed to be relevant in determining if Landlord should grant or reasonably withhold its consent.

18.4     No Release of Tenant. Whether or not Landlord consents, no Transfer will release or alter the liability of Tenant to pay rent and perform all of Tenants other obligations under this Lease. The acceptance of rent by Landlord from any person other than Tenant is not a waiver by Landlord, Consent to one Transfer will not be deemed to be consent to any subsequent Transfer. If Tenant or any Transferee defaults under this Lease, Landlord may proceed directly against the Transferee and/or against Tenant without proceeding or exhausting its remedies against the other. After any initial Transfer, Landlord may consent to subsequent Transfers of or amendments to or waivers under this Lease without notifying Tenant or any other person, without obtaining consent thereto, and without relieving Tenant of its Liabilities under this Lease (as it may be modified); provided, however, that if the initial Transfer is a sublease, Tenant will not be liable to the extent of any material increase in its obligations under this Lease by reason of such an amendment or subsequent Transfer unless Tenant consents to the amendment or subsequent Transfer in writing.

18.5     Additional Terms.

(a)      This Article is binding on and will apply to every Transferee, at every level. The surrender of this Lease or its termination will not be a merger, but Landlord will have the right to terminate all subleases and the occupancy rights of ail Transferees. Tenant will promptly deliver to Landlord copies of all executed Transfer documents, ail collateral agreements and all later amendments. Tenant will pay Landlord’s reasonable out-of-pocket attorneys’ fees and other costs in connection with any request for Landlord’s consent to a Transfer. A listing of any name other than Tenant’s name on the doors or wails of the Premises, on the Building directory or elsewhere in the Project will not be deemed to be an actual or implied consent by Landlord to any sublease, assignment, occupancy or other Transfer nor constitute a waiver of Landlord’s right to withhold consent to any Transfer or any other rights and remedies of Landlord.

(b)      A Transferee (which for these purposes will exclude any permitted sublessee but will include any assignee by contract, foreclosure, operation of law or otherwise) will be deemed to have assumed all of Tenant’s obligations and Liabilities under this Lease (all of which will be deemed to run with the land) and will be deemed to be bound by this Lease, and Tenant and the Transferee will indemnify Landlord and hold it harmless from all Liabilities in connection with the Transfer. To confirm the foregoing, a prospective Transferee (other than a permitted sublessee) will be required to execute and deliver to Landlord an unconditional written assumption of Tenant’s Liabilities under this Lease and an unconditional written indemnity as described above, and Tenant and the Transferee will be deemed to be jointly and severally liable for all Liabilities of the tenant under this Lease and any existing and future amendments thereto (although such a written assumption will not be required to establish the full liability of the Transferee for all of Tenant’s Liabilities under this Lease). Notwithstanding anything to the contrary in a sublease, each sublease will be deemed to include and incorporate the following provisions: it will be subject and subordinate to this Lease in all respects, and all restrictions and limitations on and obligations of Tenant under this Lease (except with respect to the payment of rent and the length of the term) are incorporated into the sublease; the subtenant will represent that it has reviewed and approved all of the terms of this Lease; any Alterations that require Landlord’s consent under this Lease also will require Landlord’s consent under the sublease; Tenant and the subtenant will indemnify Landlord and hold it harmless from alt Liabilities in connection with the sublease; the subtenant wilt acquire no rights or claims against Landlord or its Affiliates and will not have the right to exercise any of Tenant’s rights or options to renew, extend or (ease additional space in the Project, or any other rights and remedies under this Lease against Landlord; the subtenant will maintain the same insurance as is required to be maintained by Tenant under this Lease endorsed in the same manner to Landlord and its designees, and on their on behalf and on behalf of their insurers, the subtenant and its Affiliates waive subrogation, and they waive, and discharge Landlord and its Affiliates from, all claims in connection with any Liabilities incurred by subtenant or its Affiliates in connection with the sublease, the Premises, or the rest of the Project; there will be no privity of contract or estate between the subtenant and Landlord (except if and to the extent necessary to permit Landlord to enforce its rights and remedies); the subtenant will not have the right or power to further Transfer its subleased space or any interest in the sublease or that space or to amend the requirements in this Lease that are incorporated into the sublease; material amendments to the sublease will require Landlord’s prior written approval, which will not be unreasonably withheld or delayed, except that Landlord may arbitrarily withhold its consent to any amendments that conflict with or require changes or waivers of any of the terms of this Lease or that extend the term of the sublease beyond the term of this Lease; Tenant and subtenant will concurrently deliver to Landlord copies of any notices of default or breach or similar notices sent or received by them; and If this Lease terminates pursuant to its terms or by reason of default, operation of law, or agreement between Landlord and Tenant, or Landlord rightfully reenters or repossesses the Premises, Landlord wilt have the right and power (but not the obligation) to terminate the sublease without any incurring any Liabilities (all of which are hereby waived by Tenant, the subtenant and their respective Affiliates), or at its option, permit the sublease to continue with Landlord becoming the sublessor thereunder, in which case the subtenant will attorn to Landlord, but Landlord will not be liable for Tenant’s acts or omissions, or any claims, defenses or offsets against or obligations of Tenant, nor will it be bound by any material amendment to the sublease or any amendment that would conflict with or require changes or waivers of this Lease made without Landlord’s prior written consent. By entering into a sublease, Tenant and the sublessee agree that if the sublessee breaches an obligation under its sublease which would also constitute a default by Tenant under this Lease if not cured within applicable grace periods, it will be a default under this Lease and then Landlord will have all of the rights and remedies against the subtenant that is also has against Tenant for such a default. Without limiting the generality of the foregoing, Landlord will be permitted (by assignment of the cause of action or otherwise) to join the Tenant in any action or proceeding against subtenant or to proceed against the subtenant directly in the name of Tenant to enforce these rights and remedies. Tenant and subtenant will cooperate with Landlord and execute such documents as may be reasonably necessary to implement the terms, rights and remedies set forth in this Article 18, including, without limitation, including them explicitly or incorporating them by written reference in the sublease at Landlord’s election. The exercise of these rights and remedies will not constitute an election of remedies and will not in any way impair Landlord’s right to pursue other or similar rights and remedies directly against Tenant, nor will the grant or exercise of these rights or remedies result in the subtenant acquiring any rights or claims against Landlord or its Affiliates. Tenant and its Affiliates will not, without Landlord’s prior written consent, directly or indirectly assign, sublease or otherwise Transfer to, take an assignment, sublease or other Transfer from, or otherwise occupy premises leased to, any then-current tenants of the Project (or any person that was a tenant of the Project within the 6-month period prior to Tenant’s request for approval (or any of their Affiliates), nor any person(or any of his Affiliates) to whom Landlord has shown space in the Project or with whom Landlord has negotiated to lease space in the Project within the 6-month period prior to Tenant’s request for approval, and any attempt to do so will be null and void and a default. For purposes of the previous sentence, the “Project” refers to and includes the area and buildings commonly known as Minuteman Park (in which the Project is located) in Andover, Massachusetts. Transferees will not have the right or power to make further Transfers, and any attempt to do so will be null and void and a default unless otherwise specifically elected by Landlord in writing. As a material inducement to Landlord to enter into this Lease, Tenant agrees to make each prospective Transferee aware of the terms of this Article and will deliver to each prospective Transferee a true and correct copy of this Lease prior to any Transfer, and each document of assignment, sublease or other Transfer, at every level, will Include or explicitly incorporate the terms of this Article. To fully enforce the terms of this Article 18, Landlord may require reasonable confirming agreements for its protection from Tenant and the Transferee, each of whom agrees to promptly execute and deliver such agreements.

(c)      If Tenant is a corporation, partnership, association or limited liability company, the Transfer of fifty percent (50%) or more of Tenant’s capital stock, partnership interests, or interests in the association or limited liability company to any person or entity or affiliated persons or entities, or any dissolution, merger, consolidation or other reorganization of Tenant, or the Transfer of all or substantially all of Tenant’s assets, whether directly or indirectly, by sale, conveyance, withdrawal or otherwise, or by one or more transactions (other than by unrelated transactions on a public exchange, such as the NYSE or NASDAQ or if shares are issued as fair and reasonable consideration for a bona fide venture capital financing of Tenant that is not a subterfuge to avoid the provisions of this Article), will deemed to be an attempted assignment of this Lease and subject to all of the terms of this Article and the rest of this Lease and the other or surviving party will be deemed to be a prospective assignee. However, an assignment or sublease (or a deemed assignment as described in the previous sentence) by Tenant to its parent corporation or wholly-owned subsidiary, or to an entity that acquires all or substantially all of Tenant’s assets, or to an entity into which Tenant is merged or consolidated, will be deemed to be a permitted assignment or sublease, as applicable, where Landlord’s consent is not required, provided that it is a bona-fide transaction and not a subterfuge to avoid the consent provisions of this Lease, the rest of this Article is complied with, the Transferee has a net worth, credit rating and financial capability at least equal to Tenant’s when Tenant executed this Lease or at the time of the proposed Transfer (for each category, whichever is greater, as certified by Tenant and the other applicable entity and as evidenced by financial statements audited by an independent CPA, or if audited financials are unavailable, then reviewed and certified by an independent CPA), and the Transferee first unconditionally assumes in writing for Landlord’s benefit all of Tenant’s Liabilities under this Lease.

19.	MORTGAGEE PROTECTION.

19.1     Subordination and Attornment. This Lease is subordinate to at! Superior Leases and Mortgages existing on this date, and Tenant will attorn to each person or entity that succeeds to Landlord’s interest under this Lease, and if requested to confirm a subordination and/or attornment, Tenant will execute the standard-form subordination and attornment agreements furnished by the existing Landlord’s Mortgagees within fifteen (15) days after request. These subordination and attornment provisions will also apply for the benefit of subsequent Landlord’s Mortgagees, provided that they agree in writing not to disturb Tenant’s rights under this Lease if Tenant is not in default, and at the request of those Landlord’s Mortgagees, Tenant will execute the subordination, non-disturbance and attornment agreements provided by those Landlord’s Mortgagees to provide for the foregoing if those agreements are not materially more adverse to Tenant with respect to Tenant’s material and substantive rights under this Lease than the form in Exhibit “H” hereto. However, if a Landlord’s Mortgagee elects in writing, this Lease will be superior to the Superior Leases and Mortgages specified, regardless of the date of recording, and Tenant will execute an agreement confirming this election on request.

19.2     Mortgagee’s Liability. The obligations and Liabilities of Landlord, Landlord’s Mortgagees or their successors under this Lease will exist only if and for so long as each of these respective parties owns fee title to the Project or is the lessee under a ground lease of the Project, Tenant will be liable to Landlord’s Mortgagees or their successors if any of those parties become the owner of the Project for any base rent paid more than thirty (30) days in advance except to the extent that such rent is actually received by the Mortgagee. Landlord’s Mortgagees and their successors will not be liable for: (a) acts or omissions of prior owners; (b) the return of any security deposit not delivered to them; or (c) amendments to this Lease made without their consent (if their consent is required under a Superior Lease or Mortgage).

19.3     Mortgagee’s Right to Cure. Notwithstanding anything to the contrary, no act or omission (if any) which otherwise might entitle Tenant under the terms of this Lease or otherwise to be released from any Lease obligations or to terminate this Lease (other than a valid termination by Tenant following a casualty or Condemnation in accordance with Section 16.2(b) or Article 17, respectively) or to make a claim against the owner of the Project will result in or permit such a release, termination or claim unless the act or omission is a material obligation of Landlord under this Lease, Tenant first gives written notice of the act or omission to Landlord and Landlord’s Mortgagees of which Tenant has actual knowledge and those parties then fail to correct or cure the act or omission within a reasonable time thereafter (which will not be less than seventy-five (75) days). Nothing in this Section or the rest of this Lease obligates those parties to correct or cure any act or omission or is meant to imply that Tenant has the right to be released from its obligations or terminate or claim under this Lease unless that right is explicitly granted elsewhere in this Lease, and if not so granted those rights are irrevocably waived.

20.	ESTOPPEL CERTIFICATES.

Within fifteen (15) days after request by either party, the other party will execute and deliver an estoppel certificate in form satisfactory to the requesting party or its designees which will certify (except as may be truthfully and accurately noted) such information concerning this Lease and associated matters as the requesting party or its designees may reasonably request.

21.	DEFAULT.

The occurrence of one or more of the following events will be a default by Tenant under this Lease: (a) If there ever is a Guaranty of any of Tenant’s Liabilities under this Lease, a default by a Guarantor thereunder; (b) the failure to pay rent or any other required amount within ten (10) days after written notice that the payment is due, although no such prior written notice will be required if Tenant is late more than twice in any twelve-month period; (c) as provided in Articles 23 (Exhibit “F”) and 25; (d) a Transferor attempted Transfer in violation of Article 18; (e) Tenant’s failure to maintain its required insurance policies within five (5) days after Tenant becomes aware (by notice or otherwise) that one or more of its insurance policies have lapsed; (f) [Intentionally Omitted]; or (g) Tenant’s failure to observe or perform any other obligation, term or condition within the time period specified in this Lease, and if no time period is specified, it wilt be a default if this failure continues for thirty (30) days after written notice from Landlord to Tenant, but if more than thirty (30) days reasonably are required to cure, Tenant will not be in default if Tenant begins to cure within the thirty (30)-day period and then diligently completes the cure as soon as possible but in any case within ninety (90) days after the notice of default is given (in the case of repair or maintenance required under Section 12.2, this cure period may be extended by delays to the extent resulting from force majeure, but the aggregate cure period will not exceed one hundred eighty (180) days. The term “default” or “Tenant default” or similar wording as used in this Lease means a default as defined in this Section 21, but notwithstanding the foregoing or anything else to the contrary, if there is an Event of Bankruptcy as described in Article 23 (Exhibit “F”), Tenant will still be deemed to have been and to be in default if it fails to pay or perform its obligations under this Lease as and when required even if Landlord does not deliver or is prevented from delivering a notice of such failure.

22.	REMEDIES FOR DEFAULT.

22.1     General. If Tenant defaults, Landlord may at any time thereafter, with or without notice or demand, choose any or alt of the following remedies or pursue any other right or remedy now or hereafter available to Landlord under this Lease or at law or in equity:

(a)      At Landlord’s written election the following amounts will become immediately due and payable in advance.

(i)      The unpaid rent which has accrued and would have accrued up to the date of payment, plus late charges, plus interest from the dates such rent was due to the date of payment at the Default Rate; plus

(ii)     The whole balance of unpaid rent which would have become due had this Lease continued for the balance of the term (discounted to the date of payment at the rate of seven percent (7%) per annum); plus

(iii)   The reasonable costs of enforcing the terms of this Lease, including, without limitation, costs for attorneys’ fees, investigations and performing Tenant’s obligations as necessary, and/or

(b)      Landlord may terminate this Lease by written notice to Tenant. If Landlord elects to terminate this Lease under the provisions of this Section, Landlord may recover from Tenant a judgment and Tenant will be liable for damages computed in accordance with the following formula, in addition to Landlord’s other remedies:

(i)      The unpaid rent which has accrued and would have accrued up to the time of judgment, plus late charges, plus interest from the dates such rent was due to the date of the judgment at the Default Rate; plus

(ii)     The amount by which the whole balance of unpaid rent which would have become due had this Lease continued for the balance of the term after the date of judgment (discounted to the date of payment at the rate of seven percent (7%) per annum) exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided (also discounted at the rate of 7% per annum). Tenant will have the burden of proving the amount of rental loss that reasonably could have been avoided, which Tenant agrees will never be more than the scheduled net rental to be received by Landlord until the expiration of the term of this Lease from any reletting of the Premises entered into by Landlord at the time (discounted at the rate of 7% per annum, and excluding from such net rental utility charges and other charges, if any, that must be remitted by Landlord to any governmental or quasi-governmental authority); plus

(iii)   The reasonable costs of enforcing the terms of this Lease, repossessing, repairing, altering, performing tenant improvements to and reletting the Premises, reasonable marketing, brokerage and attorneys’ fees and costs, and any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant’s failure to perform its obligations under this Lease and/or which in the ordinary course would be likely to result therefrom; plus

(iv)      At Landlord’s election, such other amounts in addition to or in lieu of the foregoing as may be permitted by applicable Laws.

Notwithstanding the foregoing, to avoid a duplication of payments, if Landlord has actually received payment in full of all accelerated rent for the Lease term and the other amounts as described in Section 22.1(a) above, it cannot thereafter also receive additional amounts under this Section 22.1(b), and/or

(c)      Subject to the terms of this Lease, Landlord or Its designees may, without further notice or demand but otherwise subject to law, enter the Premises without being guilty of trespass and without incurring (and Tenant hereby waives) Liabilities for damages for such entry or for the manner thereof, for the purpose of distraint or execution and/or to take possession of the Premises, and/or to terminate Tenant’s right of possession and/or to expel Tenant and its Affiliates and remove their property, and/or

(d)      Landlord may enforce this Lease in accordance with its terms and Tenant will continue to be responsible for all charges as and when they become due, and/or

(e)      After reentry, retaking or recovering of the Premises, on terminating this Lease, but without limiting Landlord’s acceleration right or other rights and remedies, Landlord may (but will not be obligated to) relet the Premises or any part(s) thereof to such person(s) upon such terms as may in Landlord’s sole discretion seem best for a term within or beyond the term of this Lease. Any such reletting by Landlord before termination of this Lease will be for Tenant’s account, and may be in Landlord’s name or Tenant’s name, and Tenant will remain liable for all rent and additional rent (including all charges and damages) due at the time of the reletting plus all of such amounts that otherwise would have been due under this Lease for the balance of the term absent any expiration, termination, repossession or reletting, plus all costs of the type described in Sections 22,1(b)(iii) and (iv), as accelerated or, if not accelerated, as they accrue. However, until this Lease expires or is terminated, each month Tenant will receive a credit against its obligations equal to the net rental proceeds (excluding utility charges or other charges, if any, that must be remitted by Landlord to any governmental or quasi-governmental authority), if any, actually paid to Landlord in that month by the party or parties to whom the Premises were relet, but this credit will never be more than the amounts owed by Tenant to Landlord for that month. Further, after a default, Tenant, for itself and its successors and assigns, hereby irrevocably constitutes and appoints Landlord as Tenant’s agent to collect the rents due and to become due from all sublessees and Transferees and apply the same to the rent due hereunder without in any way affecting Tenant’s obligation to pay any unpaid balance of rent due or to become due hereunder.

Tenant waives the right under any Laws to any notice to remove or quit and any and all rights of redemption or similar rights regardless of the circumstances, and any rights or claims against Landlord or its Affiliates in connection with any loss, theft, damage or destruction of property owned or leased by Tenant or its Affiliates. For the purposes of computing any rent due hereunder, the amounts of additional rent which would have been payable per year under this Lease will be such amounts as were or would have been payable as specified in this Lease or, if not specified, as reasonably estimated by Landlord (in either case without the benefit of any abatement to which Tenant may have been entitled) for the calendar year in which the default occurred, Increasing annually on the first day of each calendar year thereafter at the rate of seven percent (7%) per annum, cumulative and compounded. As used in this Article, the “term” means the initial term of this Lease and any renewals or extensions to which Tenant will have become bound prior to the default.

22.2     Remedies Cumulative. All remedies available to Landlord hereunder and at law and in equity will be cumulative and concurrent No termination of this Lease nor taking or recovering possession of the Premises will deprive Landlord of any remedies or actions against Tenant for rent, for charges or for damages for the breach of any covenant, agreement or condition, nor will the bringing of any such action for rent, charges or breach, nor the resort to any other remedy or right for the recovery of rent, charges or damages for such breach be construed as a waiver or release of the right to insist upon the forfeiture and to obtain possession. No reentering or taking possession of the Premises, or making of repairs, alterations or improvements thereto, or reletting thereof, will be construed as an election by Landlord to terminate this Lease unless specific written notice of such election is given by Landlord to Tenant.

22.3     Performance by Landlord. If Tenant defaults or fails to perform any of its obligations under this Lease, Landlord, without waiving or curing the default or failure, may, but will not be obligated to, perform Tenants obligations for the account and at the expense of Tenant Notwithstanding Article 21, in the case of an emergency or to prevent damage or injury or protect health, safety or property, Landlord need not give any notice before performing Tenant’s obligations, although Landlord will give notice to Tenant within a reasonable time thereafter. Tenant will pay on demand all costs and expenses reasonably incurred by Landlord in connection with Landlord’s performance of Tenant’s obligations, and Tenant will indemnify Landlord for and hold Landlord harmless from all Liabilities incurred by Landlord in connection therewith.

22.4     Post-Judgment Interest. The amount of any judgment obtained by Landlord against Tenant in any legal proceeding arising out of Tenant’s default under this Lease will bear interest until paid at the Bank of America prime rate plus three percent (3%), or the maximum rate permitted by law, whichever is less (the “Default Rate”). Notwithstanding anything to the contrary contained in any Laws, with respect to any damages that are certain or ascertainable by calculation, interest wit! accrue from the day that the right to the damages vests in Landlord, and in the case of any unliquidated claim, interest will accrue from the day the claim arose.

23.	BANKRUPTCY. [SEE EXHIBIT “F”]

24.	GENERAL PROVISIONS.

24.1     Holding Over. Tenant will not hold over in the Premises after the end of the Lease term without the express prior written consent of Landlord. Tenant will indemnify Landlord for, and hold Landlord harmless from, any and all Liabilities arising out of or in connection with any holding over, including, without limitation, any claims made by any succeeding tenant and any loss of rent suffered by Landlord, If, despite this express agreement, any tenancy is created by Tenant’s holding over, except as specifically set forth in the next sentence the tenancy will be a tenancy at sufferance terminable immediately at Landlord’s sole option on written notice to Tenant, but otherwise subject to the terms of this Lease, except that the most recent annual base rent will be increased by fifty percent (50%), Tenant will have no rights to lease any additional space in the Project or extend the term, and notwithstanding anything to the contrary Landlord will incur no Liabilities of any type to Tenant or its Affiliates during any holdover period, all of such Liabilities hereby being waived by Tenant. Nothing in this Article or elsewhere in this Lease permits Tenant to hold over or in any way limits Landlord’s other rights and remedies if Tenant holds over.

24.2     Entry by Landlord.

(a)      Subject to the terms of this Section 24.2(a), Landlord and its Affiliates at all times have the right to enter the Premises, and Landlord will retain (or be given by Tenant) keys to unlock all the doors to or within the Premises, excluding doors to Tenant’s vaults and files and Tenant’s limited high-security areas. Landlord in good faith will attempt to give Tenant oral or written notice at least one (1) day prior to entering the Premises and will use commercially reasonable efforts to avoid disturbing or interfering with the conduct of Tenant’s business by such entry more than is reasonably necessary under these circumstances. But, Landlord need not give notice and will have the right to use any means necessary to enter the Premises if Landlord believes there is an emergency or that entry is necessary to prevent damage or injury or protect health, safety or property, although Landlord still will attempt to avoid disturbing or interfering with the conduct of Tenant’s business by such entry more than is reasonably necessary under these circumstances (although Tenant acknowledges that emergency situations may result in material interference). Entry to the Premises and the exercise of Landlord’s rights will not, under any circumstances, be deemed to be a default, a forcible or unlawful entry into or a detainer of the Premises or an eviction of Tenant from the Premises or any portion thereof, nor will it subject Landlord to any Liabilities or entitle Tenant to any compensation, abatement of rent or other rights and remedies.

(b)      [Intentionally Omitted]

24.3     Brokers. Tenant and Landlord each represents and warrants that it has not employed or engaged any agent, broker, finder or other person who is or might be entitled to a commission or other fee from the other in connection with this Lease, and each of them will indemnify the other and its Affiliates for, and defend and hold them harmless from, any Liabilities incurred in connection with any breach or inaccuracy in its representation or warranty.

24.4     Quiet Enjoyment. So long as Tenant pays all rent and performs its other obligations as required, Tenant may quietly enjoy the Premises without hindrance or molestation by Landlord or any person lawfully claiming through or under Landlord, subject to the terms of this Lease and the terms of any Superior Leases and Mortgages, and all other agreements or matters of record or to which this Lease is subordinate.

24.5     Security. Tenant is solely responsible for providing security for the Premises and Tenant’s personnel. Without limiting the generality of this Article, Tenant agrees that although Landlord now provides and now intends to continue to provide limited security for the Project: (a) Landlord may, but will not be required to, supply security personnel and systems for the Premises, the Outside Area or the rest of the Project and remove or restrain unauthorized persons and prevent unauthorized acts; (b) Landlord will incur no Liabilities for failing to provide security personnel or systems or, if provided, for acts, omissions or malfunctions of the security personnel or systems (and all of such Liabilities are hereby waived by Tenant); and (c) Landlord and its Affiliates make no representations or warranties of any kind in connection with the security or safety of the Premises, the Outside Area or the rest of the Project.

24.6     Obligations; Successors; Recordation. If Tenant consists of more than one person or entity, the obligations and liabilities of those persons or entities are joint and several. Subject to the terms of this Lease, time is of the essence of this Lease. Subject to the restrictions in Article 18, this Lease inures to the benefit of and binds Landlord, Tenant and their respective successors and assigns. Tenant will not have the right or power to record a notice, abstract or memorandum of this Lease or any portion thereof, except that Tenant may, at its cost, record a notice of this Lease, but only if recordation is statutorily required in order to protect Tenant’s rights hereunder against third parties. This notice will contain only the minimum information statutorily required and its form will be subject to Landlord’s prior written approval, which will not be unreasonably withheld, conditioned or delayed, and such a notice will be promptly executed and delivered by Landlord. Tenant will provide Landlord with a copy of the recorded notice promptly after it is received. Prior to and as a condition to recording this notice, Tenant will deliver to Landlord an executed termination in recordable form sufficient in Landlord’s reasonable judgment to terminate this notice and remove it from record title. Landlord will have the right to record this termination only when this Lease expires or otherwise terminates.

24.7     Late Charges. If any rent or other amounts payable by Tenant are not received within ten (10) days after the due date, Tenant will pay to Landlord on demand a late charge equal to three percent (3%) of the overdue amount, and if not received within ten (10) days after notice, the amounts also will bear interest from the due date until paid at the Default Rate. Collection of these late charges and interest will not: be a waiver or cure of Tenant’s default or failure to perform; be deemed to be liquidated damages, an invalid penalty or an election of remedies; or prevent Landlord from exercising any other rights and remedies.

24.8     Accord and Satisfaction. Neither endorsements nor statements on any check or any letter accompanying any check or payment, nor payment by Tenant or acceptance by Landlord of less than the full amount of rent or any other amount due, will be binding on Landlord nor will they be deemed to be a waiver, settlement, or accord and satisfaction. Amounts received by Landlord will be deemed to be on account of amounts due and may be applied in such order and to such obligations as Landlord determines in its sole discretion. Landlord may accept any check or payment without prejudice to any of Landlord’s rights and remedies, including, without limitation, the right to recover the full amount due.

24.9     Prior Agreements; Amendments; Waiver. This Lease is an integrated document and contains all of the agreements, conditions, representations and warranties and other terms between the parties in connection with the Project or the leasing of the Premises or any other parts of the Project or any other matter covered or mentioned in this Lease, and supersedes all prior agreements or understandings. This Lease may not be amended except by an agreement in writing signed and delivered by the parties. Except as may be specifically set forth in this Lease, ail waivers must be in writing. Landlord will not be bound by any purported waiver (including, without limitation, any purported waiver in connection with a Transfer) unless the waiver is in writing, specifies the obligation, term, condition, act, omission, or agreement to be waived, and is executed and delivered by Landlord, and for example (but not by way of limitation), Landlord’s acceptance of less than the full amount of rent due, acceptance of funds from any other source, collection of a late charge, application of a security deposit, failure to notify, failure to pursue rights and remedies, or failure to insist on strict performance will not be a waiver, whether or not Landlord has knowledge of a breach or default and regardless of the passage of time or continuation of conduct. Landlord’s waiver of any obligation, term, condition, act, omission, or agreement will not be deemed to be a waiver of any other, or subsequent, obligation, term, condition, act, omission, or agreement, whether similar or dissimilar, nor of any of Landlord’s rights and remedies.

24.10    Representations; Inability to Perform. Tenant is not relying on and was not induced to sign this Lease as a result of any statements, information, projections, representations or warranties of any kind, express or implied, with respect to the Premises, the Project or this transaction, and instead Tenant entered into this Lease based on its own independent investigation and assessment. Landlord will not be in default nor incur any Liabilities if it can’t fulfil! any of its obligations, or is delayed in doing so, because of accidents, breakage, strike, labor troubles, war, sabotage, governmental regulations or controls, inability to obtain materials or services, acts of God, or any other cause, whether similar or dissimilar, beyond Landlord’s reasonable control (sometimes referred to as “force majeure”).

24.11    Legal Proceedings. In any action or proceeding involving or relating in any way to this Lease, the court or other person or entity having jurisdiction in such action or proceeding will award to the party in whose favor judgment is entered the actual attorneys’ fees and costs incurred. Tenant also will indemnify Landlord for, and hold Landlord harmless from and against, all Liabilities incurred by Landlord if Landlord becomes or is made a party to any proceeding or action: (a) involving Tenant and any third party, or by or against any person holding any interest under or using the Premises by license of or agreement with Tenant; or (b) necessary to protect Landlord’s interest under this Lease in a proceeding under the Bankruptcy Code that involves Tenant or its Affiliates. Unless prohibited by law, Tenant and Landlord each waives the right to trial by jury in all actions involving or related to this Lease, the Project or any collateral or subsequent agreements between the parties, and Tenant waives any right to impose a counterclaim in any proceeding brought for possession of the Premises as a result of Tenant’s default (although Tenant will retain whatever rights it may have to bring a separate claim against Landlord and will have the right to interpose compulsory counterclaims that cannot be brought in a separate action and that would be irrevocably lost if not brought in the action for possession). Tenant and Landlord each also submits to and agrees not to contest the sole and exclusive jurisdiction of the state and federal courts located in Massachusetts to adjudicate ail matters in connection with this Lease and agrees that it will bring all suits and actions only in such Massachusetts courts and not to seek a change of venue. Service on any one or more of the individuals comprising Tenant will conclusively be deemed service on all of those individuals. In any circumstance where a party is obligated to indemnify or hold harmless the other party under this Lease, that obligation also will run in favor of the other party’s partners, and the other party’s and its partners’ respective shareholders, directors, officers, employees, agents, and affiliated entities (collectively, the “Indemnified Affiliates” of a party), and will include the obligation to protect the other party and its Indemnified Affiliates, and defend them with counsel acceptable to the other party or, at the other party’s election, the other party and its indemnified Affiliates may employ their own counsel and the indemnifying party will pay when due all attorneys’ fees and costs, The property manager(s) will be deemed to be one of the Indemnified Affiliates of Landlord. These obligations to indemnify, hold harmless, protect and defend will survive the expiration or termination of this Lease.

24.12    Ownership; Invalidity; Remedies; Choice of Law. As used in this Lease, the term “Landlord” means only the current owner or owners of the fee title to the Premises. Upon each conveyance (whether voluntary or involuntary) of fee title, the conveying party wilt be relieved of all Liabilities and obligations contained in or derived from this Lease or arising out of any act, occurrence or omission occurring after the date of such conveyance. Landlord may Transfer all or any portion of its interests in this Lease, the Premises, or the Project without affecting Tenant’s obligations and Liabilities under this Lease. Tenant has no right, title or interest in the name of the Building or the Project, and may use these names only to identify its location. Any provision of this Lease which is invalid, void or illegal will not affect, impair or invalidate any of the other provisions and the other provisions will remain in full force and effect. Landlord’s rights and remedies are cumulative and not exclusive. This Lease is governed by the laws of Massachusetts applicable to transactions to be performed wholly therein.

24.13    Expense; Consent. Unless otherwise provided in this Lease, a party’s obligation will be performed at that party’s sole cost and expense, except when Landlord is performing Tenant’s obligations because of Tenant’s default or failure to perform or as otherwise permitted in this Lease. Landlord has agreed in a number of instances in this Lease to consent, approve or exercise its judgment reasonably. Therefore, to avoid potential misunderstandings, except where it is expressly provided that Landlord will not unreasonably withhold its consent or approval or exercise its judgment reasonably, Landlord may grant or withhold its consent or approval and exercise its judgment arbitrarily and in its sole and absolute discretion. In any dispute involving Landlord’s withholding of consent or exercise of judgment, the sole right and remedy of Tenant and its Affiliates is declaratory relief (i.e., that such consent should be granted), and Tenant and its Affiliates waive ail other rights and remedies, including, without limitation, claims for damages.

24.14    Presumptions; Exhibits; Submission; Net Lease. This Lease will be construed without regard to any presumption or other rule requiring construction or interpretation against the party drafting the document The titles to the Articles and Sections of this Lease are not a part of this Lease and will have no effect on its construction or interpretation. Whenever required by the context of this Lease, the singular includes the plural and the plural includes the singular, and the masculine, feminine and neuter genders each include the others, and the word “person” includes individuals, corporations, partnerships or other entities. All exhibits, addenda and riders attached to this Lease are incorporated in this Lease by this reference. The submission of this Lease to Tenant or its broker, agent or attorney for review or signature is not an offer to Tenant to lease the Premises or the grant of an option to lease to Premises. This Lease will not be binding unless and until it is executed and delivered by both Landlord and Tenant. This Lease is intended to be a completely “triple net” lease, unless specifically otherwise provided in this Lease.

24.15    Cooperation. Tenant will cooperate reasonably with Landlord in connection with this Lease, Landlord’s ownership, operation, management, improvement, maintenance and repair of the Premises and the rest of the Project, and Landlord’s exercise of its rights and obligations under this Lease, if necessary, this cooperation will include, without limitation, moving machinery or equipment within the Premises and allowing Landlord sufficient space within the Premises to enable Landlord to perform any work that Landlord is required or has the right to perform under this Lease.****

24.16    Notices. Unless otherwise specified in this Lease, ail notices, demands or communications required or permitted under this Lease (“Notices”) will be in writing and will be delivered in person, by recognized overnight national courier (such as Federal Express or the equivalent), by certified mail, return receipt requested, postage prepaid, or by telecopy (and if delivered by telecopy, a copy of the Notice also must be sent by one of the other methods above within one (1) business day thereafter). Before Tenant takes occupancy of the Premises, Notices to Tenant will be delivered to the address for Tenant in Section 1.1. After Tenant takes occupancy of the Premises, Notices to Tenant will be delivered to the address of the Premises (or such other address as Tenant may specify) and such other addresses as are listed in Section 1,1 as receiving copies of Notices to Tenant, if Tenant consists of one or more persons or entities, Notices to any one of them wilt be deemed Notices to ail of them. Notices to Landlord will be delivered to the addresses for Landlord in Section 1.1 and such other addresses as are listed in Section 1.1 as receiving copies of Notices to Landlord. A party may change the addresses to which Notices directed to it are to be delivered by written Notice to the other party in accordance with these terms. Notices will be deemed given and received on the earlier of delivery or refusal to accept delivery, and if delivered by telecopy when receipt is confirmed electronically, provided that a copy is also delivered by one of the other methods described above as and when required.

24.17    Letter of Credit.

(a)      Within five (5) days after the Building Permit Issue Date, Tenant will obtain and deliver to Landlord an irrevocable, clean, unconditional standby letter of credit in accordance with the terms and conditions of this Section 24.17 (the “Letter of Credit”). The Letter of Credit will be in the amount of Two Hundred Fifty Thousand Dollars ($260,000), will be issued initially by Fleet Bank, or if Tenant wishes or is required to replace the initial Letter of Credit, by a bank that meets the criteria in Section 24.17(d). The Letter of Credit will name the then-current Landlord (or, at Landlord’s request from time to time, one or more then-current lenders to Landlord) as the beneficiary thereof, will have an initial term of at least one (1) year, will renew automatically unless Landlord receives written notice from the issuer at least thirty (30) days prior to its expiration, and with renewals will expire no earlier than sixty (60) days after the expiration date of the Lease. Tenant will renew or replace the Letter of Credit in accordance with this Section 24.17 at least thirty (30) days prior to its expiration. The form and content of the Letter of Credit will be as set forth in this Section 24.17 and otherwise as may be acceptable to the beneficiary thereof. The beneficiary will have the right to draw under the Letter of Credit on one or more occasions from time to time (either total or partial draws) and in accordance with the terms hereof simply upon presentation to the issuer of a sight draft executed by the beneficiary or its authorized representative requesting payment and without further condition or certification, and the issuer will pay upon presentation of such draft without deduction or offset of any type. The Letter of Credit will be assignable in whole but not in part, and at Landlord’s request from time to time, it will be reissued in favor of a new beneficiary in accordance with the terms of this Lease.

(b)      If Tenant defaults or fails to pay or perform its Liabilities under this Section 24.17 or the rest of this Lease as and when required (including, without limitation, failing to renew or replace the Letter of Credit as and when required), the beneficiary thereafter may, but will not be obligated to, draw under the Letter of Credit on one or more occasions and hold or apply the proceeds thereof to any amounts owed and/or damages incurred or resulting therefrom and/or in such other manner or order as the beneficiary may determine in its sole discretion, and the beneficiary’s draw(s) under or failure to draw down all or any portion of the Letter of Credit in any particular instance will not be deemed to be a waiver or election of any rights and remedies of any type of Landlord or the beneficiary, a limitation on Landlord’s or the beneficiary’s right to damages or the amount thereof, a payment of liquidated damages or an accord or satisfaction. Notwithstanding the foregoing, the beneficiary may not apply the proceeds of the Letter of Credit in amounts materially in excess of the damages actually or reasonably expected to be incurred by the beneficiary (but the parties specifically agree that the beneficiary’s rights to draw under and/or apply the proceeds of the Letter of Credit will not be subject to any stays, “caps” or limitations on damages in the Bankruptcy Code or otherwise affected by an Event of Bankruptcy).

(c)      If any portion of the Letter of Credit is drawn on, Tenant will within ten (10) days after written notice either; deposit cash with Landlord so that the combination of cash and the undrawn portion of the Letter of Credit equal the original amount of the Letter of Credit; or cause the Letter of Credit to be reinstated or reissued so that the amount thereof equals the original amount of the Letter of Credit, if the Letter of Credit has not been drawn on and Tenant is not in default and has not committed an act or omission that with the passage of time or the giving of notice (or both) would constitute a default, Tenant may at its cost reduce the face amount of the Letter of Credit to One Hundred Twenty-five Thousand Dollars ($125,000) if prior thereto; (i) Tenant has met the following financial criteria for one full calendar year: revenue (excluding venture or other funding) of at least $73.8 Million; cost of goods sold not exceeding 29% of revenue; operating expenses not exceeding 38% of revenue; and operating income of at least $25 Million and at least 34% of revenue; and (ii) Tenant delivers to Landlord: financial statements prepared in accordance with GAAP and audited by an independent certified public accountant showing that these financial criteria have been met; and an unconditional written certification from such accountant and Tenant’s President or CFO certifying that these financial criteria have been met.

(d)      Tenant will promptly cause the Letter of Credit to be replaced by a Letter of Credit issued by another recognized United States money-center bank in good standing with a branch located in the Boston, Massachusetts metropolitan area of the United States that meets the financial criteria described below and is otherwise reasonably acceptable to the beneficiary; (i) on demand by the beneficiary if the issuer ever fails to meet the financial criterion described below; or (ii) if Tenant wishes to replace the Letter of Credit with a Letter of Credit issued by another bank. The financial criteria referred to above are the issuer’s maintenance of credit quality ratings from Fitch, Inc., Moody’s and Standard & Poor’s at least equal to those enjoyed by the initial issuer of the Letter of Credit when the Letter of Credit was initially issued. Tenant will be responsible for documenting such compliance if required. The beneficiary will have the immediate right thereon and thereafter to draw under the Letter of Credit for all or arty portion thereof if the Letter of Credit is not replaced as and when required by an issuer meeting the financial criterion referred to above. Tenant will be solely responsible for all costs in connection with any issuance, reissuance, reinstatement, assignment, modification, transfer or renewal of the Letter of Credit in accordance with this Section.

24.18    Other Defined Terms.

(a)      “Affiliates’’ means: partners, directors, officers, shareholders, agents, employees, parents, subsidiaries, affiliated parties, licensees, concessionaires, contractors, subcontractors, successors, assigns, subtenants, and representatives.

(b)      [intentionally Omitted]

(c)      “Landlord’s Mortgagees” means the lessors or mortgagees under the Superior Leases and Mortgagees and their successors and assigns. Landlord represents and warrants that when this Lease was executed there was no Landlord’s Mortgagee.

(d)      “Laws” means; all applicable laws, codes, decisions, ordinances, rules, regulations, licenses, permits, approvals and directives of legislative, judicial, quasi-judicial, governmental or quasi-governmental agencies, authorities or officers , including, without limitation, those relating to building and safety, fire prevention, health, energy conservation, hazardous substances and environmental protection.

(e)      “Liabilities” means: all costs, damages, claims, injuries, liabilities and judgments, including, without limitation, reasonable attorneys’ fees and costs (whether or not suit is commenced or judgment entered).

(f)      “Superior Leases and Mortgages” means all present and future ground leases, underlying leases, mortgages, deeds of trust or other encumbrances, and all renewals, modifications, consolidations, replacements or extensions thereof and advances made thereunder, affecting all or any portion of the Premises or the Project.

(g)      “Systems and Equipment” means; when used generally, all HVAC, plumbing, mechanical, electrical, lighting, water, gas, sewer, safety, sanitary and any other utility or service facilities, systems and equipment, and all associated pipes, ducts, poles, stacks, chases, conduits, wires and facilities; and when used specifically, a specified installation or type of equipment or utility service and all associated pipes, ducts, poles, stacks, chases, conduits, wires and facilities.

25.	HAZARDOUS SUBSTANCES.

Without limiting the generality of any portion of this Lease, Tenant and its Affiliates will:

(a)      Not store, handle, transport, use, process, generate, discharge, dispose of or remediate any hazardous, toxic, corrosive, dangerous, explosive, flammable or noxious substances, gasses or waste, as now or hereafter defined under any applicable Laws or otherwise, including, without limitation, animal, biological or chemical products, byproducts or waste products (collectively, “hazardous substances”), from, in or about the Premises or the rest of the Project, or create any release or threat of release of any hazardous substances except strictly in accordance with applicable Laws and the terms of this Article, Subject to compliance with the terms of this Article, the rest of this Lease, and all applicable Laws, Landlord also consents to the installation by Tenant, at its sole cost and risk, of a standby generator and the storage and use of fuel therefor in the location shown in Exhibit A. Notwithstanding anything to the contrary, unless otherwise agreed by Landlord in writing, Tenant will remove the standby generator, any fuel storage tanks and all associated Systems and Equipment on or before the expiration or earlier termination of this Lease, and Tenant, and not Landlord, will be responsible for, and will Indemnify and defend Landlord and its Affiliates for and hold them harmless from, all costs, expenses and other Liabilities.in connection with the standby generator, any fuel and fuel storage tanks and all associated Systems and Equipment, including, without limitation, permits, design, installation, removal, operation, maintenance, repair, utilities, insurance, taxes and other costs and fees, and any necessary alterations or improvements to the Building in connection therewith. If Tenant or its Affiliates fail to comply with the foregoing or the rest of this Article, or if Landlord reasonably and in good faith believes that Tenant or its Affiliates have failed to comply or that their actions or omissions likely will lead to noncompliance, in addition to any other rights and remedies of Landlord (all of which are cumulative and not exclusive), Tenant and its Affiliates immediately will cease the acts or omissions and at Landlord’s written request take such actions as may be required by Laws and as Landlord reasonably may direct to cure or prevent the problem. Tenant and its Affiliates will comply fully with all Laws and insurance requirements in connection with or related to hazardous substances, whether now or hereafter existing, including, without limitation, CERCLA, SARA, RCRA, TSCA, CWA, Chapter 21E of Massachusetts General Laws and any other Laws promulgated by the EPA, OSHA or Commonwealth of Massachusetts.

(b)      Immediately pay, and indemnify Landlord for and hold Landlord harmless from, all Liabilities in connection with or arising directly or indirectly from any breach by Tenant or its Affiliates of their obligations in this Article and/or any Liabilities incurred by Landlord as a result of or in connection with the handling, transportation, use, processing, generation, discharge or disposal of any hazardous substances by or on behalf of Tenant or its Affiliates, including, without limitation, reasonable attorneys* fees and costs and the costs of any of the following, if required by Landlord, applicable Laws or insurance requirements, or if otherwise undertaken by Tenant: any “response actions” or “responses”; any surveys, “audits”, inspections, tests, reports or procedures reasonably deemed necessary or desirable by Landlord or governmental or quasi-governmental authorities to determine the existence or scope of any hazardous substances or Tenant’s compliance with this Article, and any actions recommended to be taken in connection therewith; compliance with any applicable Laws and insurance requirements; any requirements, directives or plans for the prevention, containment, processing, storage, clean-up, remediation or disposal of hazardous substances; the release and discharge of any resulting liens; and any other injury or damage. On the expiration or earlier termination of this Lease, Tenant will leave the Premises free of hazardous substances, except to the extent that such hazardous substances are present in the Premises as of the date hereof.

(c)      Immediately deliver to Landlord copies of any material notices, information, reports, and communications of any type received or given in connection with hazardous substances, including, without limitation, notices of violation and settlement actions from or with governmental or quasi-governmental authorities, reports from Tenant’s engineers or consultants, and the results of any analyses conducted by or for Tenant. Tenant specifically grants Landlord the right to participate in all discussions and meetings regarding actual or potential violations, settlements or abatements.

Tenant’s failure to comply with the requirements of this Article within five (5) days after Tenant becomes aware of a breach or a potential breach (whether because of written notice or otherwise) will be a material default under this Lease. AH of Tenant’s obligations under this Article will survive the expiration or earlier termination of this Lease.

[Signatures on Next Page]

IN WITNESS WHEREOF, intending to be legally bound, each party has executed this Lease as a sealed instrument as of the date first set forth above on the date specified below next to its signature.

Executed:	June 25,	, 2004	“LANDLORD”

30 MINUTEMAN LIMITED PARTNERSHIP, a Massachusetts limited partnership

WITNESS;			By:	Niuna-30 Minuteman, Inc., general partner

/s/ David Miller				By:	/s/ John Kusmiersky
Name Printed: David Miller					Name: John Kusmiersky
Title: President
Authorized Signatory

Executed:	June 23,	, 2004	“TENANT”

TRANSMEDICS, INC., A Delaware corporation

WITNESS;			By:	/s/ Waleed Hassanein
Name: Waleed Hassanein
/s/ Jon C. Trachtenberg				Title: President & CEO
Name Printed:				Authorized Signatory

EXHIBIT “A”

SITE PLAN OF PROTECT WITH PARKING

30 MINUTE MAN ROAD

ANDOVER* MASSACHUSETTS

MINUTEMAN ROAD
PARCEL B-1
RIVER ROAD
PARCEL B-1 MINUTEMAN PARK
Proposed Conditions Plan

EXHIBIT "A"

SITE PLAN OF PROJECT WITH PARKING

EXHIBIT “B”

[Intentionally Omitted]

EXHIBIT “C”

WORKLETTER

1.	General Conditions.

1.1      “Landlord’s Work” means all labor, services, materials, systems and equipment, installation and hookups, and ail necessary modifications thereto or occasioned thereby, and all required permits, licenses, approvals and compliance work necessary to perform and construct the work specified as being “Landlord’s Work” in this Workletter and the attachments hereto for Tenant’s initial occupancy of the Premises. Landlord will diligently perform Landlord’s Work in a good and workmanlike manner subject to and in compliance with applicable Laws, the terms of this Workletter and the rest of this Lease. Notwithstanding the foregoing or anything else to the contrary, Landlord’s Work will not include the purchase, alteration, installation or hookup of any computer, data, audio/visual, telecommunications or similar systems or equipment or cabling or any Tenant’s Property (including, without limitation, any workstations owned by Tenant).

1.2      “Tenant’s Work” means ail labor, services, materials, systems and equipment, installations, hookups, alterations, modifications, required permits, licenses, approvals and compliance work to or for the Premises or the rest of the Project other than Landlord’s Work. Tenant will perform Tenant’s Work at Tenant’s sole cost and expense, diligently and in a good and workmanlike manner, subject to and in compliance with applicable Laws, the terms of this Workletter and the rest of this Lease. Tenant will indemnify Landlord for ail Liabilities resulting from or in connection with Tenant’s Work. If Landlord’s Work is directly or indirectly actually delayed or made more expensive due to: any act or omission of Tenant or its Affiliates (including, without limitation, the performance of or failure to timely complete any aspect of Tenant’s Work, Tenant’s breach hereunder, modifications to Landlord’s Work requested by Tenant after the mutual approval of the Pinal Plans and Specifications if requested by Tenant and agreed to by Landlord, changes in the scope of Landlord’s Work as now set forth in the attachments to this Workletter if requested by Tenant and agreed to by Landlord, or the failure by Tenant or its representatives to approve submissions or submit or revise plans and specifications within five (5) business days or such shorter period set forth in Section 1.5 below, if applicable, or changes or inaccuracies in any of the foregoing, or Tenant’s failure to promptly pay any required amounts); or the inclusion in Landlord’s Work of “long lead” items or services that are not generic, base building installations for office buildings similar in size to the Building (e.g., that cannot reasonably be obtained in sufficient time to be incorporated in Landlord’s Work in the normal course of Landlord’s construction schedule where Tenant’s fails promptly to delete or substitute for those items or services), then Tenant will be responsible for any additional cost, and any delays (“Tenant Delays”), resulting therefrom. Substantial completion of Landlord’s Work will be deemed to have occurred when it would have occurred but for the Tenant Delays (and any Tenant Delays will be subtracted from the date of actual substantial completion in determining when substantial completion wilt be deemed to have occurred), and Tenant will pay to Landlord any additional cost for which Tenant is responsible as additional rent within fifteen (15) days after delivery of Landlord’s bills from time to time, A delay of fess than one day or a delay that does not actually delay the substantial completion of Landlord’s Work will not be deemed to be a Tenant Delay hereunder. Promptly after Landlord is notified by its contractor, Landlord will notify Tenant which items, if any, constitute “long lead” items as described above, and if there are any then Tenant will have the opportunity to substitute comparable items thereto.

1.3      Subject to the terms of this Workletter and the rest of the Lease, provided that Landlord’s Work is not interfered with or delayed, and with Landlord’s prior written consent, which will not be unreasonably withheld, Tenant and its contractors may have access to the Premises for the purpose of preparing the Premises for Tenant’s occupancy before Landlord’s Work has been substantially completed. Landlord and its representatives will control all scheduling and coordination of Landlord’s Work and Tenant’s Work and will attempt to amicably resolve any disputes that may arise. However, Tenant and its contractors will not materially interfere in any way with Landlord’s Work, or delay Landlord’s Work, and if there are any conflicts or disputes that are not amicably resolved, Landlord’s Work will have priority. After any entry by Tenant or its contractors, all of Tenant’s Lease obligations will be immediately effective except for the obligation to pay base rent, Taxes and Operating Costs. Without limiting the generality and applicability of the rest of this Workletter or this Lease, Tenant and its contractors will comply with Sections 13.3, 13.4 and 13.5 of this Lease.

1.4      When Tenant signs this Lease, it wilt, pursuant to written notice to Landlord, appoint a representative, at Tenant’s sole cost and expense, who will be available to meet and consult with Landlord and its representatives on a continuing basis at the Premises concerning Landlord’s Work and Tenant’s Work, The appointed representative will be authorized to render prompt, binding decisions on behalf of Tenant as Tenant’s agent in connection with issues involving Landlord’s Work and Tenant’s Work under this Lease, and Landlord will have the right to rely on those decisions.

1.5      Landlord will cause the proposed plans and specifications for Landlord’s Work to be prepared in a diligent and commercially reasonable fashion and submitted for Tenant’s review and approval, which wilt not be unreasonably withheld, delayed or conditioned, and which will be deemed granted unless Tenant delivers reasonable written changes to Landlord within five (5) business days after submission to Tenant. Tenant’s changes, if any, will not increase or otherwise alter the scope of Landlord’s Work as set forth in the attachments hereto, if Tenant submits these reasonable written changes as and when required, Landlord will be deemed to have approved those changes unless it notifies Tenant in writing within five (5) business days thereafter. If Landlord so notifies Tenant, the parties will continue the process described above (except that the response times will be reduced to three (3) business days) until they have reached agreement on the changes to Landlord’s proposed plans and specifications. The proposed plans and specifications, together with the changes that the parties have agreed to or been deemed to have agreed to, are called the “Final Plans and Specifications.” Notwithstanding anything to the contrary, if the parties are unable to reach agreement on the changes to Landlord’s proposed plans and specifications within sixteen (16) business days after Landlord’s initial submission thereof, the dates set forth in Sections 2(c) and 2(d) will be deemed increased day-for-day for each day thereafter until the parties have agreed or been deemed to have agreed to those changes as described above. Landlord’s Work will substantially conform to the Final Plans and Specifications. The plans and specifications referred to above will be prepared by Burt Hill Kosar Rittelman Associates (architects), H.F. Lenz, Inc. (engineers) and John Crowe Associates (civil engineer), or such other Massachusetts licensed architects or engineers selected by Landlord, and the layout of Tenant’s premises incorporated therein will substantially conform to the layout attached hereto as Exhibit “C-1.” The general contractor will be a Massachusetts licensed and bondable general contractor selected by Landlord.

1.6       Tenant’s Work performed by Tenant will also be performed in accordance with final plans and specifications first approved by Landlord in writing, which plans and specifications will be stamped and initially prepared (and subsequently modified, if modifications are required by Landlord) by a Massachusetts-licensed architect and engineer selected by Tenant and reasonably approved by Landlord; and by a Massachusetts-licensed and bondable general contractor selected by Tenant and reasonably approved by Landlord. Tenant’s Work will be equivalent in fit, finish and quality to Landlord’s Work, unless otherwise approved by Landlord, and must not affect the windows, the exterior of the Building, or any portion of the Building or the rest of the Project outside of the Premises; affect the strength, structural integrity or load-bearing capacity of any portion of the Building; or adversely affect the Systems and Equipment in the Premises or the rest of the Building. Subject to the foregoing and to their compliance with the rest of this Lease, Landlord will not unreasonably withhold or delay its approval of the Tenant’s plans and specifications. Construction will commence promptly after such approvals and will be completed diligently by Tenant. Landlord will have approval over but no responsibility for the means and methods of Tenant’s Work, and will have the right to inspect Tenant’s Work and to reject work that does not comply with applicable Laws or this Lease. Landlord’s review or approval of Tenant’s plans, specifications, means or methods is solely for Landlord’s benefit and will not be considered a representation or warranty to Tenant as to safety, adequacy, efficiency, compliance with Laws or any other matter, nor may Tenant rely thereon, and under all circumstances compliance will remain Tenant’s responsibility.

2.	Additional Terms.

The rest of this Workletter is attached hereto and incorporated herein.

EXHIBIT “C”- Continued “

WORKLETTER”

30 MINUTEMAN ROAD

ONE STORY NEW STRUCTURE

ANDOVER, MASSACHUSETTS

LANDLORD/TENANT SPLIT OF WORKLETTER RESPONSIBILITIES FOR TRANSMEDICS

June 10, 2004

B.1.0—GENERAL

This attachment to the Workletter is intended to show the division between the Landlord’s Work (as described below) to be performed by Landlord at its cost, and the Tenant’s Work, which includes the work described below, to be performed by Tenant at Tenant’s cost. The Tenant’s Work is defined in the Genera) Conditions of the Workletter to which this portion of the Workletter is attached, and the Tenant’s Work includes any work not described under the “Base Building” work described below, and does not include the Landlord’s Work described below. AH descriptions of the split between the Landlord’s versus the Tenant’s responsibilities with regard to HVAC, electrical, plumbing, fire suppression and fife safety systems are for the purposes of allocating costs and installation responsibilities. The Landlord will specify, purchase, install and balance (if applicable) all installations listed under the Landlord’s Work heading. In order to ensure a coordinated system , any remaining systems that are to be specified and installed by the Tenant must be reasonably approved by the Landlord, as must any modifications or additions to the systems and equipment being installed as part of Landlord’s Work. The Tenant is solely responsible for paying for and performing the Tenant’s Work. However, the Landlord reasonably reserves the right to install the Tenant’s Work (at the Tenant’s reasonable cost) if it connects to or affects the Landlord’s Work or any code-related or fife safety-related work.

The Tenant may request that the Landlord contract for all or part of the Tenant’s Work, if the Landlord agrees, unless otherwise agreed by Landlord and Tenant in writing, this work will be deemed to be part of the Tenant’s Work, and not part of the Landlord’s Work, and will be done at the Tenant’s sole cost, risk and liability, and the Landlord will have no cost, risk or liability. The Landlord will not be required to advance any funds for the Tenant’s Work, and at the Landlord’s election, the Tenant wilt deposit with Landlord In advance of the commencement of the work, or pay to the Landlord within ten (10) days after receipt of invoices from the Landlord, all costs (whether “hard” or “soft” costs) incurred or which may be due in connection with the Tenant’s Work, including without limitation, costs for permits, design, drawing, architectural, engineering and drafting services, contractor’s overhead and profit, labor, materials. Landlord will assign to Tenant all warranties on the Tenant’s Work performed by Landlord, if any, to the extent that such warranties relate to moveable personal property of Tenant. Landlord will cooperate with Tenant in a commercially reasonable manner (although Landlord will not be required to file suit or become involved in any legal or administrative proceedings) in enforcing other warranties obtained in connection Landlord’s Work, or Tenant’s Work performed by Landlord, if any, to the extent that Tenant is required to maintain the items to which such warranties relate.

B.2.0—SITE IMPROVEMENTS	B.2.0—SITE IMPROVEMENTS

1.  Landlord is responsible for the design and construction of the site improvements including new curb cuts, required surface parking service access, loading docks and landscaping.

2.  Landlord will be responsible for the installation of a natural gas service to the building. Landlord’s Site and Plumbing Contractors or Bay State Gas Company will install the gas service to the building. Additionally, Landlord will be responsible for a Natural Gas meter to be installed as part of Landlord’s work. Tenant is responsible for contacting Bay State Gas Company and establishing a Natural Gas service contract for Tenant’s gas usage.

1.  If Tenant wishes to connect its telephone/data service between 200 Minuteman Road and 30 Minuteman Road (while Tenant is a tenant at both locations), Tenant will be responsible for all costs in connection therewith, including, without limitation, the primary electrical duct bank and the telephone duct bank and any other conduits, copper cabling, fiber optic cables, connections, etc., required to connect the building to the existing underground electric and telephone infrastructure at the north side of the building site.

3.  Landlord will make available to Tenant existing underground telephone/fiber optic conduit system to allow Tenant to interface with 200 Minuteman Road while Tenant is a tenant at the Project and 200 Minuteman Road, subject to Tenant’s obligations in Section B.2.0.

4.  Subject to the other terms in this Section B.2.0, Landlord will be responsible for providing electricity, water and sewer to the Building.

B.3.0—STRUCTURE	B.3.0—STRUCTURE
1. Landlord will provide the building structure including structural steel columns, the on-grade reinforced concrete floor slabs and the roof deck.	N/A
B.4.0 – DEMOLITION	B.4.0—DEMOLITION
N/A.
B.5.0—BUILDING EXTERIOR	B.5.0—BUILDING EXTERIOR

1.  Landlord will design and provide a building shell pursuant to the Final Plans and Specifications. The exterior building envelope will utilize a glass and aluminum curtain wall facade and glazing system, and entry canopy and vestibule. The west facade will utilize an insulated metal panel system with framed windows.

N/A
2. Landlord will provide a loading dock and dock leveler on the west side of the building.
B.6.0—HVAC (CENTRAL)

1.  Landlord will provide the base building system, including the base building air handlers, the variable volume fan system, filter sections, insulated primary supply ducts, and hot water coil heaters for morning warm-up.

2.  Landlord will provide controls associated with the operation of the base building roof-top mounted air handling units.

3.  Landlord wilt provide the following HVAC upgrades for the Specialized Clinical Areas:

a.        11,000 CFM Rooftop Air Handling Unit

b.        Exhaust fan and ductwork with low grilles for the Animal Run Area

c.        Exhaust fan and ductwork with low grilles for the OR Areas

d.        Analytical Lab hood exhaust fan, Tracking box, and associated duct work excluding the hood

e.        50 to 60 ton air cooled chiller, pumps, and piping

f.        Steam Boiler and piping for humidifier

g.       Hot Water boiler for AHU and Re-heat coils including piping and pumps

h.       Ductwork, constant volume boxes, and laminar flow diffusers

i.        Supplemental Building Automation Controls for items a through h

B.7.0—HVAC NOTES	B.7.0—HVAC (TENANT)

1.  The Landlord will provide HVAC system(s) in the Tenant office and common areas as further defined as follows:

a)  Distribution duct-work, variable air volume boxes and/or diffusers in the interior spaces and fan powered boxes.

b)  Controls for the above system.

1.  Tenant is responsible for all special Tenant HVAC equipment (other than that which is specifically provided by Landlord under this workletter) for specific space uses, including the animal runs, the surgical suites and operatories, treatment rooms, perfusion labs and technical support spaces.
2. HVAC system(s) will include cooling and ventilation capacity sufficient to meet accepted design standards for the following:
* A density of one (1) occupant per 125 Gross usable square feet,
* One (1) thermostat control per 2,500 Square feet of Tenant usable floor area pursuant to the Final Plans and Specifications.
Additional control zones will be the Tenant’s responsibility. 3. Landlord is to provide the basic HVAC distribution and control system(s) as Required by the Tenant’s space plan.
B.8.0—ELECTRICAL	B.8.0—ELECTRICAL

1.  Landlord will provide base building central electrical equipment and distribution.

2.  Landlord will provide conduit and wire for distribution through the building at 480 volts -3 phase to electric closets within the Tenant’s space.

3.  Landlord will make arrangements with Massachusetts Electric Company and Landlord’s electrical contractor for a Utility provided electric Meter to be installed as part of Landlord’s Work. Tenant is responsible for contacting Massachusetts Electric Company and establishing an electrical service contract for Tenant’s power usage.

4.  Landlord will provide emergency power by battery powered lights and exit signs as necessary for emergency lighting systems and exit signs required by code, such as exit-way lighting and signage and the emergency lighting within the Tenant’s space.

5.  Landlord will provide base building standard lighting and power as required for all spaces per the Tenant’s program.

11.  Tenant is responsible for all special Tenant-related power and electrical requirements, specialty lighting and lighting systems and equipment for any functions related to the Tenant’s business other than that which is specifically provided by Landlord under this workletter.)

2.  Tenant is responsible for all electrical (and other) costs in connection with the Supplemental Standby Generator, including all equipment and installation.

B.9.0—TELEPHONE AND DATA	B.9.0—TELEPHONE AND DATA

1.  Landlord will provide raceways for the Tenant supplied and installed telephone and data systems and a base building telephone room. Raceways may be through the metal studs of the gypsum drywall partitions, or in conduit(s) as required, with junction boxes and/or plaster rings.

1.  Tenant is responsible for the entire telephone system other than that which is defined under Base Building, including distribution from the existing base building telephone room, and for all of the Tenant’s central and branch equipment, distribution panels, wiring, instruments, etc.

2.  Tenant installed telephone, communications and data wiring shall be “plenum rated cable” when installed above the suspended acoustical ceiling systems.

3.  Tenant is responsible for the fire-proofing of all floor and wall penetrating resulting from the work performed by the Tenant or its contractors.

4.  Tenant is responsible for all telephone, data and communications wiring within the Tenant’s systems furniture work-stations.

B.10.0—FIRE SUPPRESSION	B.10.0—FIRE SUPPRESSION
1. Landlord will provide a base building fire suppression system including central equipment, controls, piping, stand-pipe risers, hose valves, sprinkler distribution piping and sprinkler heads.

1.  Tenant is responsible for ail costs associated with the supply and installation of a specialty fire suppression system for any special areas, such as the laboratories, computer rooms or workshops, to the extent required.

2.  Sprinkler heads in Tenant’s area will be installed by Landlord in a regular grid configuration, located by installing straight vertical drops.

3.  Sprinkler drops will not be centered in the room and/or ceiling tile, unless so directed by the Tenant, which will be at Tenant’s cost. Landlord will coordinate sprinkler drops to avoid interference with the lighting pattern, HVAC diffusers and duct-work and other celling mounted devices that are being provided by the Landlord

B.11.0—LIFE SAFETY	B.11.0—LIFE SAFETY
1. Landlord will provide ail code required fire alarm systems and their associated risers, including the following:	N/A

*  Central annunciator, distribution and control panels for smoke and heat detection, alarms, sprinkler supervised valves, flow switches and voice communications. The system will activate to the Town of Andover’s new radio “Master Box’’ alarm system.

* Installation of devices, including pull stations, smoke detectors and speaker/strobes within the Tenant space will be provided per code requirements.
B.12.0—PLUMBING	B.12.0—PLUMBING

1.  Landlord will provide new toilet rooms as required for a Building permit and Certificate of Occupancy based on actual estimated occupancy counts. System will provide fixtures, valves, cocks and piping.

1.  Tenant is responsible for all special plumbing including reverse osmosis and de-ionized water treatment systems required for the Tenant non-office spaces and other special areas such as the Laboratories, surgical suites and technical support areas.

2. Landlord will provide plumbing fixtures and fittings for one sink in a coffee station.	2. Tenant is responsible for the Edstrom Animal Watering System in the Animal Run Area.
3. Landlord will provide domestic water system to the building.
B.13.0—FLOORING	B.13.0 -FLOORING

1.  Landlord will provide direct glue-down carpet and/or sheet vinyl or vinyl composition tile of comparable value, to be selected by Tenant. Landlord allowance for floor coverings is $18.00 per square yard, including freight, taxes and installation.

1. Tenant is responsible for all flooring costs in excess of the flooring allowance amount and the Landlord provided carpet and/or vinyl base
2. In areas to be carpeted, Landlord will provide carpet of a minimum 30oz cut pile or 28oz loop pile solution dyed nylon with static control Carpet to have a 10-year wear and anti-soil protection.	2. Tenant is responsible for all costs for any special base in excess of the costs for toe carpet and/or vinyl base provided by Landlord.

3.  In areas to be vinyl, Landlord will provide a 4” vinyl base for all areas to receive sheet vinyl or VCT and a 4”carp.et base for areas receiving carpet. The carpet and/or vinyl base is in addition to the above-mentioned floor covering allowance.

3. Tenant will be responsible for raised access flooring, if applicable at any ramp(s) and/or stairs at Tenant’s specialty spaces.
4. Landlord will provide epoxy floors for a maximum of 3.0 square feet as required. Tenant will pay for any epoxy floors in excess of 3,000 square feet.

4.  Tenant is responsible for any specialty flooring, flooring coatings and sealants for specialty spaces, including epoxy floors in excess of the 3,000 square feet of epoxy floors to be provided by Landlord.

B.14.0—CEILINGS	B.14.0—CEILINGS

1.  Landlord will provide new building standard suspended acoustical tile ceilings for the areas requiring ceilings within Tenant’s demised premises. Ceilings shall have 15/16” ceiling grid with “Armstrong Second Look” ceiling tiles, or equivalent, as selected by Tenant and approved by Landlord.

1.  In the event that Tenant elects to include ceilings other than the suspended acoustical tile ceilings as described in toe Landlord’s Work in B.14.0, Tenant will be responsible for any and all costs in excess of the costs of the suspended

Ceiling heights will be as set forth in the Final Plans and Specifications.	acoustical tile ceilings that would have been installed by Landlord.
B. 15.0—WALLS AND PARTITIONS	B.15.0—WALLS AND PARTITIONS
1. Landlord will construct all non-moveable wails/partitions within the Tenant’s premises as required by the Tenant’s space plan.

1. Tenant is responsible for the cost above those covered by the Landlord’s allowance for demising walls required between functions. This is to include any excess partition structure above the wail height depicted in the Final Plans and Specifications.

2.  Interior walls/partitions will be taped, spackled and painted with one (1) primer coat and two (2) finish coats of the building standard paint in a color to be selected by Tenant. The demising wall shall be designed and installed by Landlord with an STC 52.

3.  Demising wails between spaces will be taken to the height depicted in the Final Plans and Specifications and will be insulated with sound attenuation blanket insulation to achieve STC 52.

4.  Partitions to receive sound attenuation with blanket insulation: Meeting Rooms and Labs.

5.  Landlord will provide and install secondary gypsum drywall wall along perimeter of the building to provide visual screen from the exterior.

B.16.0—DOORS	B.16.0—DOORS

1.  Landlord will provide interior doors within Tenant’s demised premises, which will be 3”-0” x 7”-0” solid core hardwood veneer doors within painted metal hollow frames, including building standard hardware, which will be installed in accordance with Tenant’s space plan.

1.  In the event that Tenant elects to include special doors, or doors in addition to those to be provided by Landlord in B.16,0. Tenant will be responsible for any and all costs in excess of costs of the doors that would have been installed by Landlord.

2. Landlord will provide an overhead rolling door at the loading dock.	2. If Tenant desires folding partitions in any meeting rooms, these partitions will be installed at Tenant’s sole cost.
B.17.0—SPECIALITIES	B.17.0—SPECIALITIES
1. Landlord will provide and install core and base building signs as required by code. Landlord will place a granite sign outside of the Building with the address of the Building thereon.

1.  Tenant is responsible for all Tenant specific identification signs, directories, etc., within Tenant’s demised premises, except the signage to be delivered by Landlord at its cost as set forth in the Lease.

2. Landlord will provide and install truck dock levelers.	2. Tenant is responsible for ail costs related to the supply and Installation of a fume hood, as well as any supplemental electrical, HVAC and Exhaust air systems related to the fume hood.
3. Tenant is responsible for alt costs related to the EdstromWatering System in the animal run area.
4. Tenant is responsible for all costs in the provision and installation of all RO and Di water Systems.
B.18.0—SPECIAL LANDLORD CONST.	B.18.0—SPECIAL TENANT CONST.
1. Landlord will furnish and install building standard vertical blinds for all exterior windows within the Tenant’s premises.	1. Tenant is responsible for the supply and installation of all equipment, if applicable, within Tenant’s specialty areas including Laboratories, Computer Room, and other special areas.
2. Landlord will furnish and install 2 -0” x 7’’0” glass sidelights within painted hollow metal frames at the offices/rooms in the locations and quantities shown on Tenant’s space plan.	2. Tenant is responsible for the cost and installation of any Tenant Security System.

3. Landlord will furnish and install one (1) fire extinguisher within one (1) recessed cabinet for each 3,000 rentable square feet of Tenant’s demised premises.	3. [Intentionally Omitted]
4. New plastic laminate window sills will be provided by Landlord at all windows, installed by Landlord.	4. Tenant is responsible for all utility charges after the Rent Commencement Date.
5. Landlord will pay for utilities prior to the Rent Commencement Date.

5.  Tenant is responsible for ail costs in connection with systems and installations in connection with the care, housing, storage, treatment, use, and disposal of living or dead animals, animal parts or carcasses, biological waste products, and hazardous substances of any type, including, without limitation, any fuel used for Tenant’s Standby Generator.

CONFERENCE ROOM
LOBBY
VESTIBULE
MECHANICAL & WATER
JAN. CLOSET
PANTRY
ANALYTICAL LAB
MEN'S TOILET
WOMEN'S TOILET
TELE/DATA
MEN'S SHOWER
WOMEN'S SHOWER
MEN'S LOCKER
WOMEN'S LOCKER
COLD ROOM
CORRIDOR
PERFUSION LAB
ELECTRICAL ROOM
OPEN AREA
LOADING DOCK
SUPPLY
NIGHT SHIFT
STERILIZATION AUTOCLAVE
STORAGE
SUPPORT
HOLDING AREA
LAB

TRANSMEDICS FLOOR PLAN

EXHIBIT C-1

EXHIBIT “C-2”

TENANT ITEMS

B	ADDITIONAL ELECTRICAL COSTS
	RTU FEEDER, CHILLER FEEDER, EXHAUST FAN FEEDERS, BIOLER ROOM ELECTRICAL	$7,500.00
	TOTAL	$7,500.00

C	HVAC UPGRADES FOR CLINICAL SPECIALIZED AREAS
	11,000 CFM ROOF TOP UNIT	$55,000.00
	EXHAUST FAN AND DUCTWORK FOR ANIMAL RUN AREA (LOW EXHAUST GRILLES)	$6,000.00
	EXHAUST FAN AND DUCTWORK FOR OR AREAS (LOW EXHAUST GRILLES)	$8,700.00
	ANALYTICAL LAB HOOD EXHAUST FAN, TRACKING BOXES AND DUCTWORK EXCLUDES HOOD	$14,000.00
	50 - 60 TON AIR COOLED CHILLER, PUMPS	$55,000.00
	STEAM BOILER FOR HUMIDIFICATION AND PIPING	$15,000.00
	HOT WATER BOILER FOR ABU HEATING RTU, RE-HEATS, PUMPS AND PIPING	$40,000.00
	DUCTWORK, CONSTANT VOLUME BOXES, AND LAMINAR FLOW DIFFUSERS	$50,750,00
	CONTROLS	$25,000,00

	TOTAL	$269,450.00

D	ADDITIONAL PLUMBING AND NATURAL GAS COSTS	$45,950.00

E	B+C+D	$322,900.00

	THIS ESTIMATE DOES NOT INCLUDE:
	1. THE FUME HOOD IN THE ANALYTICAL LAB
	2. EDSTROM WATERING SYSTEM IN THE ANIMAL RUNS AREA
	3. RO OR DI WATER SYSTEMS WE HAVE INCLUDED FEEDS TO THESE SYSTEMS FROM THE DOMESTIC WATER SYSTEM
	4. MASSACHUSETTS ELECTRIC COMPANY CHARGES
	5. BAY STATE GAS COMPANY CHARGES
	6. SUPPLEMENTAL STANDBY GENERATOR

EXHIBIT “D”

BASE RENT

The annual base rent for each Lease Year will be the applicable amount set forth below multiplied by the Rentable Area:

Until 7/1/2005	0
7/1/2005 - 6/30/2006	$10.00
7/1/2006 - 6/30/2007	10.00
7/1/2007 - 6/30/2008	20.39
7/1 /2008 - 6/30/2009	20.69
7/1/2009 - 6/30/2010	21.01
7/1/2010 - 6/30/2011	21.32
7/1/2011 - 6/30/2012	21.61
7/1/2012 - 6/30/2013	21.97
7/1/2013 - 6/30/2014	22.30
7/1/2014 - 12/31/2014	23.00
1/1/2015 - 6/30/2015	23.00	*

*This assumes that the Lease has been extended pursuant to Addendum #1. If this Lease is extended, subject to the terms of Addendum #1, the annual base rent per square foot of Rentable Area payable pursuant to this Exhibit “D” will increase as of July 1, 2015 and as of each July 1 thereafter throughout the Lease term by one and one-half percent (1.5%) over the annual base rent per square foot of Rentable Area payable for the previous year.

EXHIBIT “E”

RULES AND REGULATIONS

1.        Fire exits and stairways are for emergency use only, and they will not be used for any other purposes. Tenant will not encumber or obstruct, or permit the encumbrance or obstruction of or store or place any materials on any of the sidewalks, plazas, entrance, corridors, elevators, fire exits or stairways of the Project. The Landlord reserves the right to control and operate the Outside Area and access thereto in such manner as it reasonably deems best.

2.        The exist of repairing any damage to the Outside Area caused by Tenant or its Affiliates will be paid by Tenant.

3.        Any person whose presence in the Project at any time will, in the judgment of the Landlord, be prejudicial to the safety, character, reputation and interests of the Project may be denied access to the Project or may be ejected therefrom. In case of invasion, riot, public excitement or other commotion the Landlord may prevent all access to the Project or the Building during the continuance of the same, by closing the doors or otherwise, for the safety of the tenants and protection of property. The Landlord will in no way be liable to any tenant for damages or loss arising from the admission, exclusion or ejection of any person to or from Tenant’s premises or the Project under the provisions of this rule.

4.        No awnings or other projections over or around the windows will be installed by Tenant and only such window blinds as are permitted by the Landlord will be used in Tenant’s premises.

5.        Hand trucks will not be used in any space of the Building in the delivery or receipt of merchandise, except those equipped with rubber tires and side guards. Tenant will repair all damage to floors in the Premises caused by its use of material-handling equipment and, if requested by Landlord, Tenant will install at its expense suitable floor covering to protect the floors and will remove such floor covering (and repair any damage caused by the removal) at its expense at the expiration or earlier termination of this Lease. All air compressors, electric motors and other machinery and equipment will be shock-mounted so as not to transmit vibrations.

6.        All entrance doors in Tenant’s premises will be kept locked when Tenant’s premises are not in use. Entrance doors will not be left open at any time. All windows in Tenant’s premises will be kept closed at all times and all blinds therein above the ground floor will be lowered when and as reasonably required because of the position of the sun, during the operation of the air conditioning system to cool or ventilate the tenant’s premises.

7.        Nothing will be done or permitted in Tenant’s premises which would impair or interfere with any of the Systems or Equipment or the proper and economic servicing of the Building or the Premises, nor will there be installed by Tenant any Systems or Equipment or other equipment of any kind which, in Landlord’s judgment, could result in such impairment or interference, if necessary in Landlord’s judgment, Landlord may install, relocate, remove, use, maintain, repair and replace Systems and Equipment within or serving the Tenant’s premises or other parts of the Project, and perform other work and alterations within the Tenant’s premises. Tenant waives any rights or claims against Landlord or its Affiliates in connection with any loss, theft, damage or destruction of property owned or leased by Tenant or its Affiliates.

8.        Whenever Tenant will submit to Landlord any plan, agreement or other document for Landlord’s consent or approval, such tenant agrees to pay Landlord as additional rent, on demand, a processing fee in a sum equal to the reasonable out-of-pocket fees payable to any architect, contractor, engineer and attorney employed by Landlord to review said plan, agreement or document. Within fifteen (15) days after Landlord’s request from time to time, Tenant will deliver to Landlord Tenant’s financial statements, including a balance sheet, income statements and bank references.

9.        [INTENTIONALLY OMITTED]

10.     No signs, advertisements, notice or other lettering will be exhibited, inscribed, painted or affixed by Tenant on any part of the outside or inside the premises or the Building without the prior written consent of Landlord or as otherwise are specifically permitted under this Lease. The Tenant will cause the exterior of any permitted sign to be kept clean, properly maintained and in good order and repair throughout the term of its lease. In the event of the violation of the foregoing by Tenant, Landlord may remove the same without any liability, and may charge the expense incurred by such removal to Tenant. Landlord will have the right to prohibit any advertising by Tenant which impairs the reputation of the Building or the Project, and upon written notice from Landlord, Tenant will refrain from or discontinue such advertising.

11.      [Intentionally Omitted]

12.      If the premises become infested with vermin, Tenant, at its sole cost and expense, will cause its premises to be exterminated, from time to time, to the satisfaction of Landlord, and will employ such exterminators therefor as will be approved by Landlord.

13.      All movers used by Tenant will be appropriately licensed and will maintain reasonable insurance coverage (proof of such coverage will be delivered to Landlord prior to movers providing service in and throughout the Building). Tenant will protect the premises and the rest of the Building from damage or soiling by Tenant’s movers and contractors and will pay for the reasonable cost of extra cleaning or replacement or repairs by reason of Tenant’s failure to do so.

14.      The premises will not be used for lodging or sleeping (other than for the housing of animals in accordance with this Lease) or for any immoral or illegal purposes.

EXHIBIT “F

BANKRUPTCY PROVISIONS

This Article is incorporated into the Lease as Article 23:

23.        BANKRUPTCY OR INSOLVENCY.

23.1      Tenant’s Interest Not Transferable. Neither Tenant’s interest in this Lease nor any estate hereby created in Tenant nor any interest herein or therein will pass to any trustee or receiver or assignee for the benefit of creditors or otherwise by operation of law except as may specifically be provided pursuant to the Bankruptcy Code, 11 U.S.C. Section 101 et see, (the “Bankruptcy Code”).

23.2      Default and Termination. If:

(a)       Tenant or Tenant’s Guarantor, if any, or its executors, administrators, or assigns, admit in writing its inability to pay its debts, or will make a general assignment for the benefit of creditors; or

(b)       Tenant or Tenants Guarantor, if any, will commence any case, proceeding or other action seeking reorganization, arrangement, adjustment, liquidation, dissolution or composition of it or its debts under any law relating to bankruptcy, insolvency, reorganization or relief of debtors, or seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its property; or

(c)       Tenant or Tenant’s Guarantor, if any, will take any corporate, partnership or other action to authorize or in furtherance of any of the actions set forth above in subsection (a) or (b); or

(d)       Any case, proceeding or other action against Tenant or Tenant’s Guarantor, if any, will be commenced seeking to have an order for relief entered against it as debtor, or seeking reorganization, arrangement, adjustment, liquidation, dissolution or composition of it or its debts under any law relating to bankruptcy, insolvency, reorganization or relief of debtors, or seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its property, and such case, proceeding or other action: results in the entry of an order for relief against it which is not fully stayed within seven (7) business days after the entry thereof; or remains undismissed for a period of sixty (60) days, then it will be a default hereunder and this Lease and all rights of Tenant hereunder will automatically cease and terminate as if the date of such event were the original expiration date of this Lease and Tenant will vacate and surrender the Premises but will remain liable as herein provided.

Any of the foregoing are sometimes called an “Event of Bankruptcy” under this Lease,

23.3      Rights and Obligations Under the Bankruptcy Code.

(a)       Upon the filing of a petition by or against Tenant under the Bankruptcy Code, Tenant, as debtor and as debtor in possession, and any trustee who may be appointed agree as follows: (i) to perform all obligations of Tenant under this Lease, including, but not limited to, the covenants regarding the operations and uses of the Premises until such time as this Lease is either rejected or assumed by order of the United States Bankruptcy Court; (ii) to pay monthly in advance on the first day of each month as reasonable compensation for use and occupancy of the Premises an amount equal to all base rent and other rent otherwise due pursuant to this Lease; (iii) to reject or assume this Lease within sixty (60) days of the filing of a petition under any Chapter of the Bankruptcy Code or under any Law relating to bankruptcy, insolvency, reorganization or relief of debtors (any such rejection being deemed an automatic termination of this Lease); (iv) to give Landlord at least thirty (30) days prior written notice of any proceeding relating to any assumption of this Lease; (v) to give at least thirty (30) days prior written notice of any abandonment of the Premises (any such abandonment being deemed a rejection and automatic termination of this Lease); (vi) to do all other things of benefit to Landlord otherwise required under the Bankruptcy Code or under any Law relating to bankruptcy, insolvency, reorganization or relief of debtors; (vii) to be deemed to have rejected this Lease in the event of the failure to comply with any of the above; and (viii) to have consented to the entry of an order by an appropriate United States Bankruptcy Court providing ail of the above, waiving notice and hearing of the entry of same.

(b)       No default under this Lease by Tenant, either prior to or subsequent to the filing of such petition, will be deemed to have been waived unless expressly done so in writing by Landlord.

(c)       Included within and in addition to any other conditions or obligations imposed upon Tenant or its successor in the event of assumption and/or assignment are the following: (i) the cure of any monetary defaults and the reimbursement of pecuniary loss by the time of the entry of the order approving such assumption and/or assignment (pecuniary loss will include, without limitation, any attorneys’ fees and costs and expert witness fees incurred by Landlord in protecting its rights under this Lease, including representation of Landlord in any proceeding commenced under the Bankruptcy Code or under any Law relating to bankruptcy, insolvency, reorganization or relief of debtor); (ii) the deposit of an additional sum equal to three (3) months* base rent; (iii) the use of the Premises only as set forth in this Lease; (iv) the reorganized debtor or assignee of such debtor in possession or of Tenant’s trustee demonstrates in writing that it has sufficient background including, but not limited to, substantial experience in operating businesses in the manner contemplated in this Lease and meet all other reasonable criteria of Landlord as did Tenant upon execution of this Lease; (v) meet all other criteria of 11 U.S.C. Section 365(b)(3); and (v) the prior written consent of any mortgagee to which this Lease has been assigned as collateral security; and (vi) the Premises at all times remains a single unit and no Alterations or physical changes of any kind may be made unless in compliance with the applicable provisions of this Lease.

(d)       Any person or entity to which this Lease is assigned pursuant to the provisions of the Bankruptcy Code will be deemed without further act or deed to have assumed all of the obligations arising under this Lease on or after the date of such assignment, Any such assignee will upon demand execute and deliver to Landlord an instrument confirming such assumption.

23.4      Construction. The terms of this Article will be in addition to, but not exclusive of, any rights or remedies of Landlord in Article 22 and elsewhere in this Lease or otherwise available at law or in equity, and will not be deemed to limit Landlord, except as may be required by law.

EXHIBIT G

[INTENTIONALLY OMITTED]

EXHIBIT H

Loan No. 00110496

SUBORDINATION, NON-DISTURBANCE

AND ATTORNMENT AGREEMENT

THIS AGREEMENT made as of this ____ day of ______________, 2004, between GENERAL AMERICAN LIFE INSURANCE COMPANY, a Missouri corporation (“Lender”) and TRANSMEDICS, INC., a Delaware corporation (“Tenant”)

RECITALS:

WHEREAS, Tenant has entered into that certain Lease dated ___________________, 2004 (the “Lease”) for premises (“Premises”) located at 200 Minuteman Road, Andover, Essex County, Massachusetts, all as more particularly described in the Lease.

WHEREAS, Lender is die holder of a Mortgage and Security Agreement (“Mortgage”) between 200 MINUTEMAN LIMITED PARTNERSHIP, a Massachusetts limited partnership (“Landlord”), and Lender, dated 12/22/1998 and recorded on 12/23/1998 with the Recorder of Deeds for Essex County, Massachusetts, as Instrument No. 44048, encumbering certain property more particularly described in the Mortgage (“Property”), and a Collateral Assignment of Leases and Rents between the same parties, dated 12/22/1998 and recorded on 12/23/1998 with the Recorder of Deeds for Essex County, Massachusetts, as Instrument No. 44049 (“Assignment”), assigning the Lease. Both the Mortgage and the Assignment secure a loan or loans evidenced by a Promissory Note from Landlord to Lender dated 12/22/1998.

WHEREAS, Each party hereto has requested that the other party enter into this Agreement.

AGREEMENTS:

NOW, THEREFORE, in consideration of the above Recitals and the agreements of the parties set forth below, and for One Dollar ($1.00) and other good and valuable consideration, the parties hereto agree as follows:

1.      [Intentionally Omitted]

2.      Lease Subordinate to Mortgage. The Lease and each and every term and each and every condition thereof, and any extensions, renewals, replacements or modifications thereof, and all of the right, title and interest of Tenant in and to the Premises are and shall be subject and subordinate to the Mortgage and the Assignment and to all of the terms and conditions contained therein, all advances made or to be made thereunder, and to any renewals, modifications, supplements, replacements, consolidations, increases or extensions thereof.

3.      Nondisturbance. Lender agrees that in the event of foreclosure of the Mortgage or other enforcement of the terms and conditions of the Mortgage or the exercise by Lender of its rights under the Assignment or in the event Lender comes into possession or acquires title to the Premises as a result of foreclosure or the threat thereof, or as a result of any other means, such action:

(a)      shall not result in either a termination of the Lease or a diminution or impairment of any of the rights (except as set forth below) or in an increase in any of Tenant’s obligations under the Lease, including but not limited to provisions in the Lease dealing with condemnation, fire and other casualties, so long as Tenant is not in default in the payment of any monetary obligation or performance of any material non-monetary term or condition of the Lease beyond any applicable grace period and continues to observe and perform all of Tenant’s obligations under the Lease; and

(b)      [INTENTIONALLY OMITTED]

4.      Attornment. Tenant agrees with Lender that if the interest of Landlord in the Premises shall be transferred to Lender by reason of foreclosure or other proceedings, or by any other manner or m the event of a foreclosure sale of the Premises to any other person, firm or corporation, then m any of said events, Tenant shall be bound to Lender or such purchaser grantee or other successor to Landlord’s interest (“Successor Landlord”) under all of the terms, covenants and conditions of the Lease for the balance of the term remaining and any extensions or renewals thereof which may be effected in accordance with any option therefor in the Lease with the same force and effect as if the Successor Landlord were the landlord under the Lease! Tenant does hereby agree to attorn to the Successor Landlord.

5.      Successor Landlord. Tenant agrees that a Successor Landlord shall not be:

(a)      liable for any act or omission of any Prior landlord under the Lease, except to the extent such acts or omissions continue after Successor Landlord becomes landlord under the Lease (unless Successor Landlord does not have the legal capacity or authority to take corrective action with any such acts or omissions);

(b)      bound by any base rent or additional rent which Tenant may have paid for more than the current or next succeeding month to any prior landlord;

(c)      subject to any offsets or defenses which Tenant might be entitled to assert against any prior landlord;

(d)      bound by any amendment or modification made without Lender’s consent;

(e)      responsible for the return of any security deposit delivered to Landlord under the Lease and not subsequently received by Successor Landlord;

(f)      liable for any obligations, payments or liabilities owing in connection with the Letter of Credit obtained by Tenant pursuant to the terms of the Lease unless actually received by Successor Landlord; or

(g)      liable for any tenant improvement work, leasing commissions, or any other expenses incurred by or on behalf of Tenant.

6.      Notice by Tenant. Tenant will notify Lender of any default of Landlord under the Lease which Tenant believes would entitle it to cancel the Lease or abate the base rent or additional rent payable thereunder, and agrees that no notice of cancellation thereof nor any such rent abatement shall be effective against Lender unless Lender has received the notice aforesaid and has fitted to cure the default within the longer of thirty (30) days after such notice or such period of tone following such notice as Landlord has to cure the default which gives rise to such alleged right cancellation or abatement (“Lender Cure Period”); however, to the extent the Landlord’s default pertains to a nonmonetary obligation which cannot be cured by Lender without being in possession of the Property, the Lender Cure Period shall be extended by the period of time necessary to enable Lender to obtain possession of the Property (which may include a suit to foreclose the Mortgage), provided Lender uses reasonable diligence to so obtain possession, provided further, however, that in no event shall such period of time exceed one hundred eighty (180) days All such notices shall be in writing and delivered personally or deposited in the United States mail, certified or registered, postage prepaid, addressed as follows:

General American Life Insurance Company

700 Market Street

St, Louis, MO 63101

Attention: Mortgage Loans and Real Estate

7.      Rent Payments to Lender. If Lender sends written notice to Tenant to direct its Rent payments under the Lease to Lender instead of Landlord, then Tenant agrees to follow the instructions set forth m such written instructions and deliver Rent payments to Lender; however Lender agrees that Tenant shall be credited under the Lease for any Rent payments sent to Lender pursuant to such written notice.

8.      Acknowledgment of Assignment. Tenant hereby acknowledges receipt of notice of the Assignment and agrees to be bound by the terms thereof and agrees that it will upon Lender’s written demand therefor, thereafter pay directly to Lender all amounts thereafter payable by Tenant to the Landlord under the Lease.

9.      Miscellaneous. This Agreement shall bind and inure to the benefit of the parties hereto, their successors and assigns. As used herein, the term “Tenant” shall include the Tenant its successors and assigns as permitted under the Lease; the words “foreclosure” and “foreclosure sale” as used herein shall be deemed to include the acquisition of Landlord’s estate in the Premises by voluntary deed (or assignment) in lieu of foreclosure; and the word “Lender” shall include the Lender specifically named herein and any of its successors and assigns, including any Successor Landlord.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the month, day and year first above written.

LENDER:

GENERAL AMERICAN LIFE INSURANCE COMPANY, a Missouri corporation

By:

Name:
Title:

TENANT:

TRANSMEDICS INC., a Delaware corporation

By:

Name:
Title:

ADDENDUM #1

EXTENSION OPTION

This Addendum is incorporated into the Lease.

1.        Landlord grants to Tenant one (1) extension option (the “Option”) to extend the Lease term for an additional term of five (5) years on the same terms and conditions as this Lease, except that there will be no further right to extend and except as set forth below. The Option can be exercised only by Tenant complying with this Addendum and delivering unconditional written notice of exercise to Landlord no earlier than twenty-four (24) months and no later than eighteen months (18) months before the expiration of the initial term. If for any reason Tenant does not so comply or Landlord does not actually receive this unconditional written notice of exercise when required, the Option will lapse and become void and there will be no further right to extend the Lease term, unless Landlord specifically agrees otherwise in writing. TIME IS ABSOLUTELY OF THE ESSENCE IN THIS ADDENDUM.

2.        The Option is personal to the Tenant originally named in this Lease and may not be exercised by or for anyone else except by a valid assignee of Tenant’s interest in this Lease. The Option will lapse and become void if, before the beginning of the Option term, Tenant fails to occupy or conduct business in more than one half (1/2) of the area of the Premises or if when Tenant attempts to exercise the Option Tenant is then subleasing or has otherwise Transferred more than one quarter (1/4) of the area of the Premises or an interest therein, or Tenant or Landlord has exercised any right to terminate this Lease, unless Landlord specifically elects otherwise in writing. The Option is granted to and may be exercised by Tenant on the express condition that, at the time of the exercise and at all times between the notice of exercise and the beginning of the Option term, Tenant is not in default, unless Landlord specifically agrees otherwise in writing.

3.        Landlord will not be required to perform or pay for any work or other improvement to the Premises, and Tenant will accept the Premises in its then “as is” condition in all respects as of the beginning of the Option term.

4.        If Tenant has validly exercised the Option, the base per square foot of Rentable Area in the Premises for each year of each Option term will be the greater of: (a) the base rent per square foot determined pursuant to Exhibit “D” hereto, or the base rent per square foot payable for any part of the Premises as otherwise may have been agreed to in writing by Landlord and Tenant (e.g., as set forth in Exhibit “D”), whichever is greater (in any case, the “Scheduled Rent”); or (b) the base rent per square foot determined in accordance with Section 5 below.

5.        (a) Notwithstanding anything to the contrary, at any time after Tenant has exercised the Option but before the beginning of the Option term, Landlord will have the right, but not the obligation, to deliver written notice to Tenant electing the Scheduled Rent as the base rent for that Option term, and if Landlord does so, the Scheduled Rent will be the base rent for that Option term and there will be no further obligations under this Addendum with respect to the Option term, except to pay any required fees to appraisers. Within thirty (30) days after Tenant validly exercises an Option, Landlord will have the right, but not the obligation, to deliver to Tenant a written notice setting forth a proposed base rent for the Option term (the “Landlord Proposed Rent”). Within fifteen (15) days after delivery of Landlord’s notice, Tenant will deliver a written notice to Landlord either agreeing to the Landlord Proposed Rent, or rejecting it in good faith and proposing its own base rent for the Option term. If Tenant fails to deliver this written notice as and when required, or if its notice does not reject the Landlord Proposed Rent and propose its own base rent for the Option Term, then the base rent for the Option term will be the greater of the Landlord Proposed Rent or the Scheduled Rent. If the Landlord Proposed Rent is not agreed to or deemed to have been agreed to as set forth above, it will not be binding on Landlord or Tenant and will not be deemed to limit or adversely affect Landlord or Tenant in any way in any further determinations of fair rental value (it being acknowledged that the Landlord Proposed Rent may be different from the actual fair rental value as an inducement to Tenant to agree or otherwise).

(b)      If the base rent for the Option term has not been determined as set forth in Section 5(a) above at least seventeen (17) months before the beginning of the Option term, then unless otherwise agreed in writing by Landlord and Tenant, Landlord and Tenant will confer and try to agree in writing on a single appraiser within fifteen (15) days thereafter, and if they agree, then that appraiser will determine “fair rental value” for the Option term as set forth below. If Landlord and Tenant can’t agree on a single appraiser within this time period, then Landlord and

Tenant each will appoint one appraiser, in writing, not later than sixteen (16) months before the beginning of the Option term. Within fifteen (15) days after their appointment, the two appointed appraisers will appoint a third appraiser, in writing. If the two appraisers can’t agree, a third appraiser will be appointed by the American Institute of Real Estate Appraisers (or if this organization refuses to act in a timely manner or no longer exists, then by an organization deemed by Landlord to be reasonably equivalent) not later than fifteen (15) months before the beginning of the Option term. Each appraiser will deliver its final written determination of the fair rental value to alt parties not later than thirteen (13) months before the beginning of the Option term, if either Landlord or Tenant fails to appoint its appraiser within the prescribed time period, the single appraiser appointed will determine the fair rental value and that determination will be binding. If both parties fail to appoint appraisers within the prescribed time period, the base rent for the Option term will be the Scheduled Rent. Except as set forth below, Landlord and Tenant each will pay the fees for the appraiser it appoints as set forth above, and will share equally the fees for the single appraiser jointly appointed or the third appraiser appointed as set forth above. Appraisers must have at least five (5) years’ experience in the appraisal of office property in the area in which the Project is located, be unaffiliated with Landlord or Tenant, as applicable, and be members of professional organizations such as the American Institute of Real Estate Appraisers or the general equivalent.

(c)      If three appraisers are validly appointed and Landlord’s appraiser and Tenant’s appraiser deliver their written determinations as required above, the fair rental value for the Option term will be (tie arithmetic average of the two (2) determinations of fair rental value that are closest in amount, if three appraisers are validly appointed but either Landlord’s or Tenant’s appraiser delivers its written determination after the prescribed time period, its determination will be ignored and the fair rental value for the Option term will be the arithmetic average of the other two (2) determinations of fair rental value.

(d)       If the appraisal process has been undertaken pursuant to Section 5(b) above, and if the base rent has not yet otherwise been determined under Section 5(a) above, Tenant may rescind its exercise of the Option by delivering written notice to Landlord at any time before the earlier of: ten (10) days after the fair rental value for the Option term has been determined under Sections 5(b) and/or (c) above; and twelve (12) months before the beginning of the Option term, if Tenant so rescinds it will pay the costs for all of the appraisers and this Lease will terminate at the expiration of the initial term (unless terminated ©artier in accordance with this Lease), if for any reason Tenant does not deliver this rescission notice as and when required, Tenant will be bound by the determination of base rent for the Option term in accordance with this Lease. If for some reason the base rent for the Option term has not been determined by the beginning of the Option term, then starting as of the beginning of the Option term the base rent will be the Scheduled Rent until the fair rental value is determined. When the fair rental value is determined, Landlord will notify Tenant, and Tenant will pay to Landlord, within thirty (30) days after receipt of such notice, any difference between the base actually paid by Tenant to Landlord and the new base rent determined hereunder (if the new base rent is higher).

(e)      For purposes of this Lease, the term “fair rental value” means: the base rent per square foot of Rentable Area in the Premises that a hypothetical, ready and willing tenant would pay as net rent during the Option term to a ready and wilting landlord of the Premises, assuming that the Premises was exposed for lease on the open market for a reasonable period of time, could be used for any lawful use (but not retail or residential use), was improved to its then-existing level, and market-rate construction allowances/inducements/rent abatements/tenant concessions were offered to and received by that hypothetical tenant (even though they will not actually be paid or credited to Tenant). The appraisers may use other recent leases in the Project or recent fair market renewals of other leases in the Project or in Minuteman Park as comparables, with appropriate adjustments if necessary, in addition to or in place of leases at other facilities.